Exhibit 99.1

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                           Public Utilities Commission


                                    DE 99-099

                                  PSNH PROPOSED
                            RESTRUCTURING SETTLEMENT

                        ORDER ADDRESSING FINANCING ISSUES

                                Order No. 23,550

                                September 8, 2000



                               [GRAPHIC OMITTED]



                           Douglas L. Patch, Chairman
                          Susan S. Geiger, Commissioner
                          Nancy Brockway, Commissioner

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                                    DE 99-099

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

                        PROPOSED RESTRUCTURING SETTLEMENT

                        ORDER ADDRESSING FINANCING ISSUES

                              O R D E R  N O. 23,550
                              - - - - -  - -  ------

                                SEPTEMBER 8, 2000

         APPEARANCES: Robert A. Bersak, Esq., Gerald M. Eaton, Esq. and Sulloway & Hollis by Martin L. Gross, Esq. for Public Service Co. of New Hampshire; Foley, Hoag & Eliot, LLP by James K. Brown, Esq., Stephen J. Judge, Esq. and Wynn E. Arnold, Esq. of the New Hampshire Attorney General's Office for the Governor of New Hampshire, the Governor's Office of Energy and Community Services and the New Hampshire Attorney General; Mark W. Dean, Esq. of Dean, Rice & Kane, for New Hampshire Electric Cooperative; Seth Shortlidge, Esq. and Lisa Shapiro of Gallagher, Callahan & Gartrell, for Wausau Papers; Rep. Jeb Bradley, member of the Legislature, pro se; Rep. Gary Gilmore, member of the Legislature, pro se; Connie Rakowsky, Esq. of Orr & Reno P.A. for the Granite State Hydro Association and individual hydroelectric facilities; David W. Marshall, Esq. for the Conservation Law Foundation; John Ryan, Esq. for the Community Action Program; Alan Linder, Esq. of New Hampshire Legal Assistance, for the Save Our Homes Organization; James Rubens for THINK - New Hampshire; Pentti Aalto for PJA Energy Systems Designs; Peter H. Grills, Esq. and Elizabeth
I. Goodpaster, Esq. of O'Neill, Grills & O'Neill, for the City of Manchester; Susan Chamberlin, Esq. of Donahue, Tucker & Ciandella, for the City of Concord; Carlos A. Gavilondo, Esq. for Granite State Electric/New England Power Company; Robert A. Olson, Esq. of Brown, Olson, and Wilson representing six wood-fired power plants; Steven, V. Camerino, Esq. of McLane, Graf, Raulerson & Middleton, for Great Bay Power Corp. and the City of Claremont; Timothy W. Fortier for the Business & Industry Association of N.H.; James A. Monahan and Andrew Weissman, Esq. of Morrison & Foerster, L.L.P. for Cabletron Systems, Inc.; Joshua L. Gordon, Esq. and Robert A. Backus, Esq. For the Campaign for Ratepayers' Rights; Robert Upton II, Esq. of Upton, Sanders & Smith for the Towns of Bow, New Hampton, Gorham, Hillsboro and Franklin; Robert P. Cheney, Jr., Esq. of Sheehan Phinney Bass + Green P.A. representing JacPac Foods, Ltd.; Mary Metcalf for Seacoast Anti-Pollution League; James T. Rodier, Esq. for Consumers Utility Service Cooperative and Freedom Partners, LLC; Michael W. Holmes, Esq. and Kenneth Traum of the Office of Consumer Advocate representing Residential Ratepayers; John E. McCaffrey, Esq. of Morrison & Hecker, LLP for PUC Staff advocates; Lynmarie Cusack, Esq. of the NH Public Utilities Commission for PUC Settlement Staff, and Larry Eckhaus, Esq. for the Staff of the New Hampshire Public Utilities Commission.

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                                 I. INTRODUCTION

         This Order addresses Public Service Company of New Hampshire's ("PSNH") Motion for Findings of Fact and Issuance of a Finance Order, filed with the New Hampshire Public Utilities Commission ("Commission") in this docket on June 23, 2000. This Motion, and its accompanying proposed finance order, was filed in response to the Commission's directive to PSNH to file a request for a finance order pursuant to which rate reduction bonds would be issued, and to include a proposed form of order. See General Counsel letter of June 12, 2000.

         The scope of this Order is confined to addressing the relief requested in PSNH's Motion. The companion order issued today in this docket, Order No. 23,549, addresses all other remaining issues in this case, and contains a more complete recitation of the procedural history and positions of the parties.

         As stated in the Motion, the securitization by PSNH of certain of its stranded costs as contemplated by (i) RSA Chapter 369-A, (ii) 1999 N.H. Laws 289, (iii) the "Agreement to Settle PSNH Restructuring" dated August 2, 1999 requires the prior approval by the Commission in the form of a finance order. PSNH asserts that the finance order must contain provisions that maximize the likelihood of achieving "triple-A" ratings on the RRBs and enhance the marketability of the Rate Reduction Bonds ("RRBs"). Accordingly, PSNH included in its filing a proposed detailed description (the "Transaction Description") of PSNH's proposed RRB transaction (the "RRB Transaction"), together with requested findings (the "Findings") and orders and approvals (the "Orders and Approvals").

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         PSNH requests that the Commission, among other things:

         (i) approve the issuance of RRBs in an amount not greater than $573 million;

         (ii)     establish the charge from which the RRBs will be repaid;

         (iii) approve the organization and capitalization of a special purpose financing entity, to which the RRB Charge and other related rights will be sold;

         (iv) provide for the periodic adjustment of the RRB Charge via a true-up mechanism;

         (v) approve the general structure of the RRB Transaction and terms of the RRBs;

         (vi) approve the servicing of the RRB Charge by PSNH, as the initial servicer for the RRB Property, or any successor servicer, under a servicing agreement;

         (vii) declare that the Finance Order shall be irrevocable as provided in RSA Chapter 369-B;

         (viii)   find the RRB Charge to be just and reasonable; and

         (ix) find and declare the issuance of the Finance Order to be consistent with the public good.

          Hearings on this matter and the remaining outstanding issues were held on July 6 and 7, 2000, during which PSNH presented a panel of witnesses who testified in support of its Motion. An opportunity to cross-examine the panel and provide responsive testimony was provided to all parties. Other than the issue of the appropriate level of securitization, which is addressed by the Commission in today's companion order, objections to the relief requested by PSNH's Motion were raised in the post hearing briefs filed by Wausau Papers of New Hampshire ("Wausau") and Great Bay Power Corporation ("Great Bay").

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         Wausau objects to PSNH's Motion, including the proposed finance order, on grounds that it would violate the unambiguous terms of RSA 369-B and result in an unconstitutionally vague decision. Wausau argues that PSNH's description of the procedures and methodologies it is asking the Commission to approve make it impossible for the Commission to determine with certainty what it is approving. Further, it alleges that a finance order with such vague references to testimony for describing essential terms will be unconstitutionally vague because it will fail to apprise a person of the circumstances upon which the RRB charge will be assessed. Wausau recommends that the Commission explicitly state the terms, procedures and methodologies it is approving, and that the Commission should limit the scope of the post finance order modifications (as a result of negotiations with the rating agencies) to those outlined in Exhibit F-12.

         Great Bay raises several objections. First, Great Bay claims that RSA 369-B is unconstitutional, but it does not discuss the issue, asserting that the Commission has previously determined that it has no jurisdiction to determine the constitutionality of legislation.

         Second, Great Bay argues that approval of PSNH's finance proposal would require the Commission to abrogate its responsibility to review the prudence of the utility's expenditures and result in an improper delegation of authority to the State Treasurer. Great Bay points out that PSNH's securitization proposal seeks broad authority to change the terms of the proposed transaction, and seeks approval of terms before the specific amounts or nature of the expenditures are known. Further, Great Bay submits that the proposed finance order allows

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rating agencies to dictate additional requirements, such as further conditions to be imposed upon a third party supplier seeking to provide billing services.

         Great Bay argues that RSA 369-B:5, XI, which provides the Treasurer with oversight authority does not require wholesale abrogation of regulatory oversight as, it alleges, is proposed by PSNH. PSNH, according to Great Bay, is proposing that the Commission improperly divest itself of jurisdiction with regard to any matters once the finance order is issued, unless and only if the Treasurer files a complaint. Great Bay submits that the Treasurer's role, as proposed by PSNH, is supposed to constitute part of this proceeding, yet she is not an intervenor, and there is no role provided for any other party in the oversight process.

         Great Bay also argues that PSNH is requesting that the Commission rule EX ANTE that numerous expenditures, agreements and actions yet to be known (or, in the case of the Servicing Agreement and Administration Agreement yet to be filed) are reasonable, and that this approach will deny due process for any of the parties participating in the case. In a similar vein, Great Bay argues that PSNH's proposed financing order would result in the Commission's delegating to private rating agencies numerous important matters that could affect the terms of the financing transactions being approved, the cost of those transactions ultimately borne by ratepayers, and the terms on which competitive suppliers may participate in New Hampshire's electric market.

         On August 28, 2000 the Commission's General Counsel notified the parties by letter that it was necessary to convene a technical session to address certain questions and to obtain clarification on certain portions of the proposed finance order. The State Treasurer was invited to attend the session in respect of her obligations under RSA 369-B:5, IX. Prior to the technical

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session, the General Counsel circulated to the parties a revised draft of the proposed finance order. The technical session was held on August 31, 2000. As part of the technical session, parties were given an opportunity to submit written comments upon the revised draft proposed finance order by September 1, 2000. Written comments were submitted by Governor's Office of Energy and Community Service ("GOECS"), PSNH, Wausau, and the State Treasurer.

         As described in greater detail below, we grant PSNH's Motion in most material respects. The Commission finds, however, that there is some merit to the arguments of Wausau and Great Bay concerning the proposed finance order. Therefore, the Commission has not approved the form of proposed finance order originally submitted by PSNH. The order below, consisting of the Transaction Description, Findings and Approvals and Authorizations, has been crafted to more closely adhere to the requirements of RSA Chapter 369-B with respect to the terms and conditions of rate reduction financing, and more precisely define the scope of the necessary flexibility PSNH will have to negotiate the final terms of the bond issuances. In addition, the authority and responsibilities of the Commission and the State Treasurer during and subsequent to the transaction are more clearly spelled out.

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                           II. TRANSACTION DESCRIPTION

A.       THE ORIGINAL PROPOSED SETTLEMENT AND THE APRIL 19 ORDER

         The "Agreement to Settle PSNH Restructuring" dated August 2, 1999 (the "Original Proposed Settlement" or "OPS"), was entered into by and among the Governor of New Hampshire, GOECS, the Office of the Attorney General, the Settlement Staff of the Commission, PSNH, and Northeast Utilities ("NU") "to provide a resolution of all major issues pertaining to PSNH in the electric industry restructuring proceeding of the Commission in Docket No. DR 96-150, as well as in the other dockets and pending litigation described in Section XV" of the OPS. OPS at 1:11.

         Among its most significant provisions, the OPS provided that the Commission "will be requested, subject to final action by the Legislature as provided in 1999 N.H. Laws 289:3, II" to approve the issuance of rate reduction bonds ("RRBs") to finance a portion of the PSNH's stranded assets. OPS at 61:1754. The OPS asserted that: "securitization is a useful tool for lowering customers' bills and maximizing customer benefits"; it "will allow PSNH to reduce its cost of capital, thereby significantly reducing rates for customers"; and it was a "pivotal element of the settlement" accounting for approximately 4 to 8.2 percentage points of the OPS's proposed 18.3% rate reduction. OPS at 60:1709-1718. NHPUC Order No. 23,443 at 136.

         Securitization is the financing of a specific asset or pool of assets, through the issuance of securities, frequently referred to as "asset-backed securities." For debt service and repayment of principal, these securities rely solely on the revenue stream underlying the asset or pool of assets,

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and, as a result, their ratings are dependent upon the predictability or volatility of that associated cash flow. PSNH Witness Englander, Direct Testimony, Phase I, Ex. 6 (hereinafter "Phase I, Ex.6") at 4:15.

         The parties to the OPS agreed to support legislation that would allow PSNH to securitize a portion of its stranded costs by issuing RRBs. OPS at 60:1725. The OPS provided that passage of acceptable legislation and successful completion of the proposed RRB issue was a condition to implementing the agreement. OPS at 60:1717.

         The OPS also provided that "the New Hampshire State Treasurer, or other State official designated by the State Treasurer, shall have oversight over the terms and conditions of the RRB issue, including, but not limited to tax aspects and such other arrangements to which the parties may mutually agree, to assure that PSNH exercises fiscal prudence, and achieves the lowest overall cost for the RRBs." OPS at 68:1940.

         The OPS stated that the Commission would be requested to approve the issuance of $725 million of RRBs to securitize a like amount of the following stranded costs:(1)


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         (1) See OPS at 61:1755 and at Appendix C thereto. The first two assets listed above - Seabrook Over-Market Generating Assets (NAEC) and Millstone 3 Over-Market Generating Assets - are amortizing assets. The amount shown for each such asset is its estimated balance as of January 1, 2000, as set forth in the OPS. The amount shown for the fifth asset listed above - Financing Costs - is the parties' agreed-upon maximum amount of financing costs to be securitized pursuant to the OPS. OPS at 19:520. In accordance with the OPS, the amounts of the third and fourth assets listed above - Acquisition Premium and Acquisition Premium - FAS 109 - are measured as the difference between $725 million and the amount of the other three assets listed. OPS at 19:523. Thus, in accordance with the OPS, these amounts would increase as the amount of each of the first two amortizing assets decreases, and would also increase if the actual amount of financing costs is less than $17 million, so that the total amount to be securitized would remain equal to $725 million.

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         Seabrook Over-Market Generating Assets (NAEC)      $506 million

         Millstone 3 Over-Market Generating Assets            84 million

         Acquisition Premium                                  74 million

         Acquisition Premium - FAS 109                        44 million

         Financing Costs                                      17 million
                                                            ------------
         Total                                              $725 million
                                                            ============

         In its Order No. 23,443 dated April 19, 2000 (the "April 19 Order"), the Commission approved the OPS, subject to the settling parties accepting a number of conditions. Among its findings, the Commission, after careful examination of the record, found that securitization would offer significant cost savings to PSNH's customers. April 19 Order at 200. However, as described in the April 19 Order, the Commission also found that, because of their continuing amortization, and as a result of Competition Day(2) occurring on or after July 1, 2000 rather than January 1, 2000 as originally modeled, the net book balances of the four stranded assets proposed to be securitized - Seabrook Over-Market Generating Assets (NAEC), Millstone 3 Over-Market Generating Assets, Acquisition Premium, and Acquisition Premium - FAS 109 - will be approximately $37 million less than the balances assumed and proposed to be securitized in the OPS, as set forth above. April 19 Order at 202. Accordingly, the Commission found that the total level of securitization should be reduced by $37 million, and approved a securitization level of $688 million, including up to $17 million for financing costs. April 19 Order at 283.

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         (2) Competition Day is defined in RSA 369-B:2, III, which in turn references the definition provided in the OPS ("Competition Day").

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         Following the issuance of the April 19 Order, PSNH notified the
Commission of its contingent acceptance of the Commission's conditions for approval of the OPS. PSNH Response to Order No. 23,443, filed May 1, 2000. PSNH responded that it would accept a "cap on securitization to an amount up to $688 million" and that it would "agree to calculate the maximum amount of securitization based upon estimated financial results reconciled to our best-estimate of Competition Day." PSNH Response at 4.(3) Attachment A to PSNH's Response, at page 27, indicated an estimated securitized amount of $575 million. The other parties to the OPS notified the Commission of their acceptance of all of the Commission's conditions. See "Acceptance of Conditions by the Governor's Office of Energy and Community Services and Settling Staff," filed May 1, 2000.

         Requests for Rehearing, Reconsideration or Clarification of the April 19 Order were filed by: the Towns of Bow, Hillsboro, and Gorham, the City of Franklin and the Village Precinct of New Hampton; Great Bay Power Corporation; Freedom Partners, L.L.C.; Wausau Papers of New Hampshire, Inc.; Cabletron Systems, Inc.; the Office of consumer Advocate, on behalf of itself and EnerDev, Inc., and Granite State Taxpayers, Inc.; the Business & Industry Association of New Hampshire; and the Campaign for Ratepayers Rights, on behalf of itself and Granite State Taxpayers, Inc., THINK-NH, and New Hampshire Public interest Research Group. These


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         (3) Out of 39 conditions contained in the April 19 Order, PSNH requested rehearing with respect to one that it did not unconditionally accept, and sought clarification and modification of several others.

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motions are addressed in the accompanying Order on Rehearing, issued today by the Commission.

         B.       LEGISLATION

                  1.       1999 N.H. LAWS 289

         1999 N.H. Laws 289:3, I, effective July 16, 1999, required the Commission to hold hearings to review any compliance filing under RSA 374-F or settlement proposal that included a securitization proposal. It also required that the Commission, as part of any order addressing the compliance filing or settlement proposal, make a determination as to: whether the securitization proposal contained therein will result in benefits to customers that are substantially consistent with the principles set forth in RSA 374-F:3, RSA 369-A:1, X and RSA 369-A:1, XI; and, whether the rate reduction bonds issued pursuant to the securitization proposal would be successfully traded at favorable rates on the existing securitization market. The Commission was also authorized to issue an order on a settlement proposal that included a conditional securitization proposal for legislative review. Under 1999 N.H. Laws 289:3, II, the Commission was prohibited from permitting the issuance of rate reduction bonds without legislative authorization. In addition, this section provided that any Commission determination regarding securitization would not create a presumption of legislative approval of the necessary authorization to use securitization, and that any Commission conditional order would not become effective until the passage of enabling legislation.

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                  2.       2000 N.H. LAWS 249

         Following the issuance of the April 19 Order, the General Court enacted 2000 N.H. Laws 249, effective June 12, 2000. This legislation, among other things, creates a new chapter - RSA Chapter 369-B - which, in the Declaration of Purpose and Findings, finds that implementation of the securitization proposal contained in the OPS, subject to the conditions listed in the April 19 Order, and as further modified by such chapter, will result in benefits to customers that are substantially consistent with the principles contained in RSA 374-F:3, RSA 369-A:1, X and RSA 369-A:1, XI. RSA 369-B:1,VII.

         RSA Chapter 369-B provides a comprehensive framework for stranded cost securitization and empowers the Commission to issue finance orders approving securitization, subject to the requirements and conditions set forth therein.

                           (a)      LIMITATIONS ON ISSUANCE OF RRBS

         The authority of an electric utility to issue RRBs, once approval from the Commission has been obtained, expires on December 31, 2002. RSA 369-B:5, I. The use of proceeds from the issuance of the RRBs is also strictly limited: they shall only be applied for the purposes approved in the finance order. RSA 369-B:5, II. RRBs issued according to the provisions of RSA Chapter B shall not constitute a debt or liability of the state or any political subdivision thereof, or a pledge of the full faith and credit of the state or any political division thereof, and shall be payable only from the funds provided for, as described below. RSA 369-B:5, IV. RRBs

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shall mature at the times provided in the finance order, but not later than 14 years after Competition Day. RSA 369-B:5, VIII.

                           (b)      LIMITATION ON AGGREGATE AMOUNT OF
                                    SECURITIZATION, ISSUANCE AND REDEMPTION COST
                                    RECOVERY WITH RESPECT TO PSNH

         RSA 369-B:3, IV(b) provides that the Commission may only authorize the issuance of not more than $670 million in rate reduction bonds as part of a settlement to implement restructuring within the service territory of PSNH. It also requires that a financing order may not be issued by the Commission unless it is able to find that PSNH has committed to reducing the maximum amount of financing costs and costs of any premiums associated with the retirement of debt and preferred stock that may be recovered from customers to $15 million.(4) Pursuant to RSA 369-B:3, V, finance orders issued by the Commission that are consistent with RSA Chapter 369-B shall become effective without further action by the General Court.


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         (4) The $670 million securitization limitation is set forth in RSA
369-B:3, IV(b). RSA 369-B:3, IV(b) also provides that such limitation shall be reduced by $6 million for each month from October 1, 2000 to Competition Day. The $15 million limit on the recovery of financing costs and costs of premiums associated with retirement of debt and preferred stock is set forth in RSA 369-B:3, IV(b)(3)(E). PSNH shall include within this cap on cost recovery the first $700,000 of the costs of the office of the State Treasurer. Thus, to the extent that the State Treasurer incurs costs of $700,000 or more, PSNH's recovery of its costs will be limited to $14.3 million.

         RSA 369-B:3, IV(a) authorizes $130 million in RRBs to finance renegotiated agreements of existing power purchase obligations requiring PSNH to purchase power from six wood-to-energy facilities and one trash-to-energy facility. This amount is in addition to the $670 million securitization level authorized in RSA 369-B:3, IV(b).

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                           (c)      RRB COSTS, CHARGES AND PROPERTY

         RRB COSTS are costs incurred by and obligations of an electric utility, and designated as such by the Commission, and may include, but not be limited to: (i) expenditures incurred in respect of generation assets, entitlements and acquisition premiums, (ii) expenditures incurred in respect to the buyout, buydown, restructuring, or renegotiation of power purchase obligations, (iii) expenditures incurred in respect to regulatory assets, (iv) expenditures incurred to refinance or retire existing debt or existing equity capital of the electric utility and any costs related thereto, (v) amounts necessary to recover federal or state taxes actually paid by an electric utility, which tax liability recovery is modified by the transactions approved in a finance order issued by the Commission pursuant to RSA Chapter 369-B, and (vi) reasonable costs, as approved by the Commission, relating to the issue, servicing, or refinancing of RRBs under the provisions of RSA Chapter 369-B, including, without limitation, principal and interest payments and accruals, sinking fund payments, debt service and other reserves, costs of credit enhancement, indemnities, if any, owed to the State or the trustee for the RRBs, issuance costs and redemption premiums, if any, and all other reasonable fees, costs, and charges in respect of RRBs. RSA 369-B:2, XIV.

         The RRB CHARGE is the portion of the retail electric service rate designated to recover RRB Costs. It is to be assessed on a per kilowatt-hour basis, shall be non-by-passable, and assessed against all "retail customers" of the electric utility distribution system taking "retail

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electric service."(5) The RRB Charge must be sufficient to recover all RRB Costs approved by the Commission, including the payment of principal, premium, if any, interest, credit enhancement and all other fees costs, and charges of the RRBs. RSA 369-B:2, XII; RSA 369-B:4, I, II and IV. The RRB Charge may vary by cost of service, by customer class, and between special contract customers. RSA 369-B:2,
XIII. The RRB Charge is Part 1 of the stranded cost recovery charge ("SCRC") described in the OPS and the April 19 Order. The RRB Charge is to be adjusted periodically, but not less frequently than semi-annually nor more frequently than monthly, as specified in the finance order. RSA 369-B:4, III. (See the description of the "True-Up Mechanism" below).

         RRB PROPERTY is an irrevocable vested property right created by the Commission in a finance order issued under authority of RSA Chapter 369-B. It includes the right to all revenues, collections, claims, payments, money or proceeds arising from the RRB Charge authorized to be imposed and collected pursuant to such finance order. RSA 369-B:2, XV. The RRB Property right shall continue to exist until the RRBs, the RRB Costs and any arrearages are paid in full. RSA 369-B:6, I.

                           (d)      STATE PLEDGE NOT TO IMPAIR RIGHTS

         Pursuant to RSA Chapter 369-B, the State of New Hampshire has pledged, contracted and agreed with the owners of the RRB Property and holders of and trustees for RRBs that


-----------------------------
         (5) The definitions of "retail customers" and "retail electric service" set forth in RSA 369-B:2, XI and XII are incorporated herein.


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neither the State, nor any of its agencies, including the Commission, will limit, alter, amend, reduce or impair the RRB Charge, RRB Property, this Finance Order or any rights hereunder or thereunder, or ownership thereof or security interest therein, until the RRBs, including all principal, interest, premium, costs and arrearages thereon, are fully met and discharged, unless adequate provision is made by law for the protection of the owners, holders and trustees. RSA 369-B:6, II.

                           (e)      SALE OF RRB PROPERTY

         RRB Property may be sold to an affiliate or one or more financing entities (hereinafter known as a "special purpose financing entity" or "SPE") that make that property the basis for the issuance of the RRBs. RSA 369-B:6,
III. The sale or transfer of the RRB Property shall be treated as a "true sale" or absolute transfer, if the parties to the transfer expressly so state in the governing documentation, and the transaction is approved by the Commission in a finance order and is made in connection with the issuance of the RRBs. RSA 369-B:6, V. If any interest in RRB Property is sold or assigned by the utility, the Commission will require the utility to contract with the SPE that it will continue to operate its system to provide service to its retail customers, will collect the RRB Charge for the benefit and account of the SPE, and will remit the amount of the RRB Charge so collected to the account for the SPE. RSA 369-B:6, IV. A SPE or other assignee shall not be considered an electric utility solely by virtue of its acquisition of an interest in RRB Property in the manner described above. Id.

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         The characterization of the transfer of the RRB Property as a "true sale" will not be impaired or negated notwithstanding any contrary treatment of such transfer for accounting, tax or other purposes. RSA 369-B:6, V. The finance order will remain in effect notwithstanding any bankruptcy, reorganization or insolvency proceeding involving the transferor of the RRB Property. Id. The interest of the transferee or assignee in the RRB Property is not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person, or in connection with the bankruptcy of the electric utility or any other person. RSA 369-B:6, VIII.

                           (f)      EFFECT OF MUNICIPALIZATION

         Pursuant to RSA 369-B:4, VIII, in the event of municipalization of a portion of PSNH's service territory, the Commission shall, in matters over which the Federal Energy Regulatory Commission does not have jurisdiction, or has jurisdiction but chooses to grant jurisdiction to the State, determine, to a just and reasonable extent, the consequential damages such as stranded investment in generation, storage, or supply arrangements resulting from the purchase of plant and property from PSNH and RRB Costs, and shall establish an appropriate recovery mechanism for such damages. Any such damages shall be established, and shall be allocated between the RRB Charge and PSNH's other rates and charges, in a just and reasonable manner.

         C.       THE CONFORMED SETTLEMENT AGREEMENT AND THE SEPTEMBER 8 ORDER

         In order to comply with the Commission's procedural letter dated June 12, 2000 (the "Procedural Letter"), PSNH and the other parties to the OPS submitted to the Commission the

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"Agreement to Settle PSNH Restructuring" dated August 2, 1999, conformed as of
June 23, 2000 (the "Conformed Settlement Agreement"). The Conformed Settlement Agreement reflects compliance with the various changes accepted by such parties during the course of the initial hearings in this matter, the conditions set forth in the April 19 Order accepted by such parties, and the new conditions and requirements set forth in RSA Chapter 369-B.

         In its Order No. 23,549, dated September 8, 2000 (the "September 8 Order" and, together with the April 19 Order the "Settlement Orders"), the Commission approved the Conformed Settlement Agreement and modified the April 19 Order, taking into account, in each case, the enactment into law of RSA Chapter 369-B.

         D.       PROPOSED RRB TRANSACTION

         PSNH requests that this Finance Order, among other things, approve the following aspects of its proposed RRB Transaction, and find that they are consistent with achieving the highest rating and therefore the lowest cost on the RRBs. This proposed structure is subject to certain limited modifications, as described below, subsequent to the issuance of this finance order, to allow for negotiations with rating agencies that will assign credit ratings to the RRBs, tax authorities, and market conditions at the time the RRBs are issued. The final structure will be determined at the time the RRBs are priced, subject to meeting certain requirements regarding the all-in cost and the weighted average life of the RRBs, the exercise of fiscal prudence and achievement of the lowest overall cost, and remaining substantially and materially consistent

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with the transaction structure described herein and approved by the Commission.
During the hearings on this matter, PSNH provided its estimation of the overall cost, calculating an effective rate 7.52 percent on the RRBs assuming a RRB coupon rate of 7 percent, a term of 12 years, overcollateralization of 0.50 percent, 5 percent interest on the overcollateralization account, ongoing transaction costs of $220,000 per year, and $17,000,000 of issuance costs (including call premiums to retire debt and preferred stock). Phase I, Ex. 66 (Response to HD-08, Q-RR-001).

         As provided in RSA 369-B:5, IX, the State Treasurer shall oversee the terms and conditions of the RRB issuances. As provided in RSA 369-B:6, I, the Commission has the authority to initiate such other proceedings, hold such other hearings, and take such other actions as may be necessary to implement, protect, and preserve the value of this finance order, the RRB Charge specified herein, and the RRB Property.

         Pursuant to the Settlement Orders and RSA 369-B:3, IV(b), PSNH will securitize not greater than $670 million of its overall stranded costs, minus $6 million for each month from October 1 to Competition Day, and including $15 million of financing and debt retirement premium costs. The maximum amount of each of the four categories of stranded costs that may be securitized is as follows:(6)


-----------------------------
         (6) In its Response to Order No. 23,443 dated May 1, 2000 (the "Response to April 19 Order"), PSNH proposed to securitize stranded costs in an amount not greater than $575 million, including financing costs of $17 million. See Response to Order No. 23,443, Attachment A, p. 11. This proposal was further reduced by PSNH to not greater than $573 million to comply with the $15 million limit on securitizable financing and debt retirement premium costs set forth in RSA 369-B:3, IV(b)(3)(E). During the July 7,

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         Seabrook Over-Market Generating Assets (NAEC)            $494 million

         Millstone 3 Over-Market Generating Assets                  64 million

         Acquisition Premium and FAS 109                            97 million

         Financing and Debt Retirement Premium Costs                15 million
                                                                  ------------
         Total                                                    $670 million
                                                                  ============

         PSNH will recover such amount - together with the other, ongoing RRB Costs - from its retail customers through an RRB Charge. PSNH's right to collect the RRB Charge is irrevocable as provided in RSA 369-B:3, II, and the charge itself is non-bypassable to PSNH's retail customers pursuant to RSA 374-F:3, XI(d), RSA 369-B:2, XIII, and RSA 369-B:4, IV. The RRB Property is the principal asset securing the RRBs and represents a continuously existing current and irrevocable vested property right created pursuant to RSA 369-B:6, I.

                  1.       FORMATION/CAPITALIZATION OF SPE AND SALE OF RRB
                           PROPERTY

         PSNH will cause the organization of a bankruptcy-remote SPE as a Delaware limited liability company authorized to acquire RRB Property and to issue RRBs. Phase I, Ex. 6 at 17:25; Tr. 7/6/00 at 235:18. As a limited liability company, it will be wholly-owned by PSNH. In order for the SPE to remain "bankruptcy-remote" from PSNH, the fundamental organizational documents of the SPE shall impose significant limitations upon its activities and the ability of


-----------------------------
2000 hearing, the GOECS and Settlement Staff provided testimony recommending that the finance order authorize the issuance of the full amount authorized by the Legislature, giving the Company the discretion to issue whatever amount it determined was most appropriate, and having the Commission review the prudence of the Company's decision at a later time. The final securitization amount will be determined immediately prior to RRB issuance and will reflect asset amortizations, actual financing costs, and the effect of the cost recovery limitations required by RSA 369-B:3, IV(b)(3)(E).

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PSNH to take actions as the holder of the equity interest therein. The SPE shall be formed for the limited purpose of acquiring the RRB Property and Other SPE Collateral (defined below) and issuing and selling the RRBs. It shall not be permitted to engage in any other activities, and shall have no assets other than the RRB Property and Other SPE Collateral.

         The SPE shall be managed by a board of managers, trustees or directors, with rights and authority similar to that of a board of directors of a corporation. As long as the RRBs remain outstanding, PSNH shall be required to cause the SPE to have at least two managers, trustees or directors with no affiliation with PSNH, out of a total board of not more than five members. Without the consent of these independent parties, the SPE shall be unable to (a) amend provisions of fundamental organizational documents which ensure the bankruptcy-remoteness of such SPE, (b) institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or (c) dissolve, liquidate or wind up the SPE. Other provisions may also be included to support the bankruptcy-remote character of the SPE as required by the rating agencies.

         PSNH will capitalize the SPE in an amount anticipated to be at least 0.50% of the initial principal balance of RRBs. Phase I, Ex. 6 at 17:29. This capitalization is required in order that PSNH may treat the RRB issuance by the SPE as debt for tax purposes, and it also provides a source of credit enhancement. The SPE will enter into an administration agreement (the "Administration Agreement") with PSNH, pursuant to which PSNH shall perform administrative services and provide facilities for the SPE to ensure that it is able to perform such day-to-day

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operations under the RRB Transaction documents. A draft of the Administration
Agreement was provided by PSNH in response to Q-RR-004, Ex. F-17. The Administration Agreement incorporates provisions to ensure that PSNH will be paid a fee (the "Administration Fee") as consideration for the performance of such services and providing such facilities, as described in Attachment 2 to the Issuance Advice Letter (as defined below).

         PSNH shall sell all of its rights in the RRB Property to the SPE, expressly stating in the transfer's governing documentation that it is a sale or other absolute transfer from PSNH to the SPE. Pursuant to RSA 369-B:6, V, this transfer shall be treated as an absolute transfer of all of PSNH's right, title and interest to the SPE, as a true sale. As an absolute transfer or true sale of RRB Property to the bankruptcy-remote SPE, and as provided in RSA 369-B:6, VIII, in the event of a PSNH bankruptcy, the RRB Property owned by the SPE will not become a part of the PSNH bankruptcy estate and PSNH creditors will have no recourse to the RRB Property or RRB Charge. Phase I, Ex. 6 at 18:10.

                  2.       ISSUANCE OF RRBS

         The SPE will issue and sell RRBs to capital market investors in one or more series, each of which may be offered in one or more classes having a different principal amount, term, interest rate and amortization schedule. Phase I, Ex. 6 at 19:4-12. The form, interest rate (whether fixed or variable), amortization schedule, classes, number and determination of credit ratings and other characteristics of RRBs will be determined by PSNH at or before the time of

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pricing based on then-current market conditions, with the objective being to achieve the all-in lowest cost financing possible, while remaining consistent and in accord with the terms and conditions of the Conformed Settlement Agreement, the Settlement Orders and RSA Chapter 369-B. Under certain circumstances, the RRBs may be subject to redemption prior to maturity and may be refinanced through a subsequent issuance of RRBs to the extent such refinancing would result in a lower interest cost associated with the RRBs refinanced. Any such refinancing would require a new finance order. The all-in cost of the RRBs, calculated in accordance with EXHIBIT 1 attached to this Finance Order, shall be at least 100 basis points less than PSNH's Pre-Tax Revenue WACC (as defined in EXHIBIT 2 attached to this Finance Order) as of the date the RRBs are priced. In addition, the weighted average life of all series of RRBs, calculated in accordance with EXHIBIT 3 attached to this Finance Order, shall be not less than 5 years and not more than 10 years. The State Treasurer, with input and advice from such advisors as she may select, shall oversee the development and determination of the final structure, documentation aterms of the RRBs, and shall notify PSNH and the Commission, as provided in this Finance Order, of the results of her oversight and her conclusions with respect thereto. Upon final determination of all terms of the RRBs, and prior to their issuance, PSNH will file an issuance advice letter substantially in the form of Attachment MAE-1 to Phase I, Ex.6 (the "Issuance Advice Letter").(7)


-----------------------------
         (7) The reference to "exit fees" on pages 1 and 3 of Attachment MAE-1 will be eliminated in the final form of the Issuance Advice Letter.

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         The RRBs will be non-recourse to PSNH and its assets, and, as provided in RSA 369-B:5, IV, shall not be secured by a pledge of the general credit, full faith or taxing power of the State of New Hampshire or any agency or subdivision of the State of New Hampshire. The RRBs will be secured by the assets of the SPE, including the RRB Property as well as all other assets of the SPE (the "Other SPE Collateral"). The Other SPE Collateral includes (i) the rights of the SPE under all RRB Transaction documents such as the purchase agreement by which the SPE acquires all rights in the RRB Property (including any interest rate swap agreements or other hedging agreements entered into with respect to any variable rate RRBs), and including the servicing agreement (the "Servicing Agreement") by which PSNH, or any successor servicer, acts as servicer for the RRB Property (the "Servicer"), (ii) the Collection Account (as described below) and funds held therein, including the capital of the SPE, and (iii) certain investment earnings on amounts held in the Collection Account.

         It is expected that the RRBs will be rated by one or more recognized rating agencies. The targeted ratings on the RRBs will be triple-A.

         Because each class of RRBs will likely receive principal payments at different times, each will have different expected and legal final maturity dates. The RRBs will have legal final maturities not longer than 14 years, in accordance with RSA 369-B:5, VIII, with expected final maturities no more than 12 years from the date of issuance.

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         The RRBs are expected to be sold at or near par value and will not in any event be sold for more than par value. Bondholders will receive interest payments on the RRBs not less frequently than semiannually. The RRBs will not be subordinated to the claims of any creditors or the equity owner of the SPE (other than for payments of trustee, servicing, and other specified transaction-related fees).

         RRBs will be repaid through the collection of the RRB Charge from all retail customers, by PSNH or any successor to the PSNH distribution system or any other successor Servicer. The SPE will transfer the proceeds from the issuance of the RRBs, net of its transaction expenses, if any, to PSNH as consideration for the transfer of the RRB Property to the SPE.

         If variable rate RRBs are issued, the SPE shall enter into an interest rate swap agreement or other hedge arrangement whereby the SPE would make fixed payments to a counterparty, and the counterparty would make variable rate payments to the SPE who would remit or credit such amounts to RRB holders. In this case, the fixed rate payments would be used to calculate the RRB Charge. This protects the SPE and retail customers against the risk that interest rate fluctuations would cause variable rates to exceed the fixed rates that were used to calculate the RRB Charge. To the extent that the variable rate of the RRBs ever exceeds the fixed rate that was used to calculate the RRB Charge, such a mechanism will absorb the rate increase that would otherwise be required to fully pay the interest on the RRBs. Phase I, Ex. 6 at 22:20. The RRBs may only be variable-rate instruments if such issuance will result in a lower all-in cost associated with the RRBs. Id. at 22:14.

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                  3.       THE RRB CHARGE

         The RRB Charge will be calculated and set at levels intended to provide for the full recovery of payments of interest, principal and premium, if any, on the RRBs, in accordance with the expected amortization schedule determined at the time of offering, any credit enhancement, including overcollateralization, and any ongoing related fees, costs, and expenses (including, but not limited to, periodic rating agency fees, accounting fees, legal fees, the Servicing Fee, the Administration Fee, trustee fees, contingent indemnity obligations in the RRB Transaction documents, servicer and trustee expenses and any operating expenses of the SPE), based upon assumptions including sales forecasts, payment and charge-off patterns, and lags between RRB Charge billing and collection by the Servicer (the required periodic payment of such, including deficiencies on past due amounts for any reason, the "Periodic RRB Payment Requirements" and collectively, the "Total RRB Payment Requirements"), calculated pursuant to the methodology set forth in the Issuance Advice Letter. Phase I, Ex. 6 at 24:26 and 25:9. Prior to the issuance of each series of RRBs, PSNH will file an Issuance Advice Letter with the Commission, which will set forth the final structure and repayment terms of the RRB Transaction, the total principal amount and pricing of the RRBs, the initial RRB Charge, the overcollateralization amount (described below) and targeted transaction subaccount balances (described below), the capital contribution amount, the frequency of the true-ups and dates of true-up filings and the actual transaction costs. Such filing is not a condition to the authority to issue RRBs.

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         The RRB Charge is expected to be collected over 12 years such that the principal and interest and other costs associated with RRBs are fully paid by the end of the 12th year. However, in the event that the RRBs have not been fully repaid by the end of the 12th year, the RRB Charge may be billed and collected for an additional 2 years (or, if earlier, through the date on which the RRB Costs have been fully paid). This additional period of up to 2 years is a form of credit enhancement that helps achieve triple-A ratings on the RRBs and which is expected to have no cost to retail customers (i.e., in the expected case, the RRBs are paid in 12 years). Tr. 7/6/00 at 237:11.

         As provided in RSA 369-B:4, V, the RRB Charge will be included as a component of the unbundled SCRC line item on a retail customer's bill and will be footnoted as such and may include reference to it being sold to the SPE.

                  4.       SERVICING OF RRBS

         After the issuance of the RRBs, PSNH will act as the Servicer for the RRB Property on behalf of the SPE, and will be responsible for calculating, billing, collecting, and remitting the RRB Charge. RSA 368-B:6, IV. PSNH, therefore, will carry out billing and collection activities both as Servicer with respect to the RRB Charges--on behalf of the SPE and RRB holders--and as principal with respect to its own charges to be paid by such customers, including Part 2 and Part 3 of the SCRC. As Servicer, PSNH will also be obligated to retain all books and records regarding the RRB Charge, subject to the right of the SPE, and the trustee for

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the RRBs and the Commission to inspect those records. PSNH may not resign as
Servicer or transfer its servicing obligations (except to a successor to its distribution system), although the RRB holders may remove PSNH as Servicer and appoint a successor Servicer, subject to the approval of the Commission, under the Servicing Agreement pursuant to this Finance Order, RSA 369-B:6, I, and the RRB Transaction documents.

         As consideration for its servicing responsibilities, PSNH or any successor Servicer will receive a market-based periodic servicing fee (the "Servicing Fee"), as described in Phase I, Ex. 6, which will be recovered through the RRB Charge. The Servicing Fee will be equal to 0.25% of the outstanding principal balance of the RRBs if PSNH is the Servicer. For any successor Servicer, the Servicing Fee will be no more than 1.5% of the outstanding principal balance of the RRBs if the successor Servicer is not billing the RRB Charge in conjunction with other charges. If the successor Servicer is billing the RRB Charge in conjunction with other electric service charges, then the Servicing Fee payable to such successor Servicer will be 0.25% of the outstanding principal balance (equal to the fee payable to PSNH as initial servicer). PSNH (or any successor Servicer) will bill and collect the RRB Charge from PSNH's retail customers. Phase I, Ex. 6 at 34:5-22.

         In accordance with RSA 369-B:4, IV, any retail customer that fails to pay any RRB Charge will be subject to disconnection of service to the same extent that such customer would, under applicable law and regulations, be subject to disconnection of service for failure to pay any other charge payable to an electric utility.

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         PSNH or any successor Servicer will periodically remit (as frequently as required by the rating agencies but not less frequently than monthly) actual collections of RRB Charges to the SPE. PSNH testified that it anticipated being required by the rating agencies to remit such actual collections of the RRB Charge to the SPE on a daily basis. Tr. 10/29/99 at 233:14. To the extent PSNH or any successor Servicer may be permitted to remit such RRB Charge collections to the SPE less frequently than daily, it may be required by the Commission to provide data showing the calculation of the customer daily remittances, timing of remittances to the SPE and the then applicable short-term interest rate to determine the amount of income earned by PSNH or its successor in its capacity as Servicer. Such income may be imputed in calculating and reconciling the SCRC pursuant to Section V.B.4 of the Conformed Settlement Agreement.

         To the extent estimation of collections of the RRB Charge is required, PSNH will design a methodology that will be satisfactory to the rating agencies, and which will approximate most closely actual collections. The SPE will use the RRB Charge remittances to make payments of Periodic RRB Payment Requirements. In accordance with RSA 369-B:7, VI and VIII, in the event of default by any Servicer in payment of the RRB Charges to an SPE, the Commission will, upon application by (a) the trustees or holders of the RRBs, (b) such SPE or its assignees or (c) pledgees or transferees of the RRB Property, order the sequestration and payment to or for the benefit of such SPE or such other party of revenues arising with respect to the RRB Property. This will provide additional certainty that the RRB Charges will benefit the owner of the RRB Property and serve to enhance the credit quality of the RRBs. Phase I, Ex. 6 at 34:30.

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         Unless a successor Servicer is not billing the RRB Charge in conjunction with other charges, the Servicer will allocate amounts collected from each retail customer on a pro rata basis among the SCRC and the Delivery charge, system benefits charge, energy consumption tax, Hydro-Quebec support payments, and, if applicable, the transition or default service charges as these charges are identified in Section V of the Conformed Settlement Agreement.(8) Such amounts so allocated to the SCRC shall, in accordance with the Conformed Settlement Agreement, in turn be allocated pro rata among the RRB Charge, or
Part 1 of the SCRC, and to any remaining portion of the SCRC not the subject of a finance order (i.e., Parts 2 and 3 of the SCRC, as described in the Conformed Settlement Agreement).

                  5.       THIRD PARTY SUPPLIERS

         The Commission shall not permit, approve or require the billing, collection and remittance of RRB Charges by a Third Party Supplier (a "TPS") within the PSNH service territory for remittance to PSNH as Servicer (or to any successor Servicer), in whole or in part, unless the following minimum requirements apply:

         o The TPS must provide PSNH (or any successor Servicer) with total monthly kWh usage information in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance.


-----------------------------
         (8) RSA 369-B:4, V provides that the finance order shall specify how amounts collected from a retail customer shall be allocated between the RRB Charge and other rates and charges.

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         o        PSNH (or any successor Servicer) will be entitled, within
         seven days after a default by the TPS in remitting any RRB Charges billed, to assume responsibility for billing all charges for services provided by PSNH (or any successor Servicer), including the RRB Charges, or to switch responsibility to a third party, which must meet the criteria herein described.

         o If and so long as a TPS does not maintain at least a triple-B long-term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS shall maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to at least one month's maximum estimated collections of RRB Charges, in a form and manner as agreed upon by PSNH (or any successor Servicer) and the TPS. In the event of a default in the remittance of RRB Charges by a TPS, such amount will be included in the periodic adjustment of the RRB Charge as described in the PSNH Testimony.

         o The TPS must agree to remit the full amount of RRB Charges it bills to retail customers, regardless of whether payments are received from such retail customers, within 15 days of its or PSNH's (or any successor Servicer's) bill for such charges.

         The foregoing requirements may be modified in accordance with the terms of the RRB financing documents, subject to approval by the Commission, and written confirmation from

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each rating agency then maintaining a rating on the RRBs that such change will not adversely affect the ratings then outstanding on the RRBs.

                  6.       CREDIT ENHANCEMENT; OVERCOLLATERALIZATION AND TRUE-UP

         Credit enhancement is typically necessary in securitization transactions to provide rating agencies and investors with added confidence that principal and interest will be paid. Phase I, Ex. 6 at 25:28. In order for the RRBs to receive triple-A ratings, the exposure to losses due to, among other things, sales of energy below those projected, longer-than-expected delays in bill collections, and higher-than-estimated uncollectible accounts, must be minimized. Id. at 26:7. This will be accomplished with various forms of credit enhancement, including the various components of the Collection Account and the "True-Up Mechanism" summarized below.

         The RRB Charge collections will be deposited into a Collection Account, which will be comprised of a General Subaccount (which will hold the collections with respect to principal, interest, fees, and expenses) and at least three other subaccounts - the Overcollateralization Subaccount (which will hold the Overcollateralization amount described below), the Capital Subaccount (which will hold the initial capital contribution to the SPE), and the Reserve Subaccount (which will hold any excess collections of RRB Charges as described below). Id. at 26:24-28:13. RRB Charge collections in excess of Periodic RRB Payment Requirements will be allocated (a) to the Capital Subaccount to the extent the amount therein has been reduced to below the initial capital contribution, (b) to the Overcollateralization Subaccount up to the

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required level established at issuance by the rating agencies and (c) to the
Reserve Subaccount any remaining amounts. To the extent that RRB Charges are insufficient to make scheduled Periodic RRB Payment Requirements during any period, the accounts will be drawn upon in the following order (a) the Reserve Subaccount, (b) the Overcollateralization Subaccount and (c) the Capital Subaccount. A more detailed description of the Collection Account allocation procedure is set forth in Phase I, Ex. 6 at 28:16-30:8.

         The RRB Charge will be calculated (both initially and as a result of the "True-Up Mechanism" described below) to recover an amount in excess of the amounts needed to make payments of principal, interest, fees and expenses on RRBs (such amount, "Overcollateralization"). Id. at 27:20. The actual amount of Overcollateralization required to achieve the highest credit rating will be finalized prior to the issuance of the RRBs and will depend primarily on rating agency requirements and tax considerations, but is currently expected to be at least 0.50% of the initial principal amount of the RRBs. Id. at 27:29. The Overcollateralization will be collected "pro rata" over time and deposited to the Overcollateralization Subaccount such that the amount therein will accumulate over time in accordance with a schedule set forth at issuance. Id. at 28:1.

         PSNH will file adjustments, up or down, to the RRB Charge pursuant to a true-up mechanism established in accordance with RSA 369-B:4, III and as described in Phase I, Ex. 6 at 30:9-32:31 (the "True-Up Mechanism"). The True-Up Mechanism is a periodic adjustment to the RRB Charge which is designed to account for any previous or projected over- or under-

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collections of the RRB Charge. At least semi-annually and as frequently as monthly, PSNH will request an RRB Charge adjustment such that, during the period for which that RRB Charge will be billed, RRB Charge collections will be sufficient to (a) pay principal and interest on the RRBs in accordance with the expected amortization schedule, (b) maintain the Overcollateralization Subaccount balance at the required levels, (c) restore the capital contribution to the Capital Subaccount to the extent it has been drawn upon to make payments on RRBs and (d) pay fees and expenses related to RRBs, including any ongoing fees and expenses associated with any other credit enhancement. Any amounts on deposit in the Reserve Subaccount at the time that PSNH calculates a periodic RRB Charge adjustment, will be incorporated in such adjustment. PSNH, as initial Servicer (or any successor Servicer), intends to account for, and ultimately credit to retail customers, any amounts remaining in the Collection Account, with the exception of the amount remaining in the Capital Subaccount, after the RRBs are paid in full and the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE free and clear of any lien in the favor of the RRB trustee upon retirement of the RRBs and discharge of the Total RRB Payment Requirements. These amounts will be credited to retail customers through a subsequent ratemaking proceeding or such other manner as the Commission may direct at that time.

         Not later than thirty days prior to each semiannual anniversary of the RRB Transaction closing, PSNH as Servicer (or any successor Servicer) will file with the Commission a periodic RRB Charge true-up advice letter ("Routine True-up Letter", a form of which was included as

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Attachment 3 to Phase I, Ex. 6). Further, to the extent required by the rating agencies (and also to the extent described in the Conformed Settlement Agreement prior to the Recovery End Date, ("RED", as defined in the Conformed Settlement Agreement)), PSNH may file Routine True-Up Letters, as frequently as monthly, in addition to the Routine True-Up Letter filed prior to each semiannual anniversary of the RRB Transaction. Absent manifest error in the Routine True-Up Letter, the resulting upward or downward adjustments to the RRB Charge will be effective: (i) in the case of any semiannual adjustment, on the ensuing semiannual anniversary of the RRB Transaction closing; or (ii) in the case of a more frequent adjustment, immediately upon the filing of the applicable Routine True-Up Letter.

         In addition, PSNH seeks Commission authorization that whenever it is determined that the methodology used to calculate RRB Charge adjustments requires modification to more accurately project and generate adequate RRB Charge collections, a non-routine true-up letter ("Non-Routine True-Up Letter") may be filed, with the resulting RRB Charge adjustment (reflecting such modification to the methodology or model) only to be effective upon review and approval by the Commission that such adjustment is necessary to ensure the timely recovery of all RRB Costs that are the subject of this Finance Order, with such review and determination to occur within 60 days of such filing. RSA 369-B:4, III.

         Both Routine True-Up Letters and Non-Routine True-Up Letters may be filed through the legal final maturity date.

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         Pursuant to the Conformed Settlement Agreement and RSA 369-B:3,
IV(b)(9), the SCRC, averaged over all customers (including Part 1, the RRB Charge), shall not exceed 3.40 cents/kWh. If the RRB Charge is increased or decreased pursuant to the True-Up Mechanism, the SCRC, averaged over all customers, will remain capped at 3.40 cents/kWh. Thus, any increase in the RRB Charge will result in an adjustment to the Part 3, and, if necessary or if the RED has occurred, Part 2 components of the SCRC.

         Unless PSNH's unsecured debt achieves investment grade ratings, PSNH may be required by the rating agencies to obtain a letter of credit or other credit enhancement to protect against any cash collection losses resulting from the temporary commingling of funds. If (and for so long as) such credit enhancement is required, the RRB Costs and the RRB Charge will be adjusted accordingly to cover the cost of such enhancement.

                  7.       TAX CONSIDERATIONS

         The possibility that the Internal Revenue Service (the "IRS") would assess income taxes when this Finance Order is issued or when PSNH receives the initial proceeds from the RRBs, rather than when the RRB Charge revenues are collected, is an issue to PSNH associated with financing the RRB Costs. In addition to having tax consequences, this would also significantly affect the economics of issuing the RRBs, as the benefits of the RRB Transaction depend largely upon recognizing taxable income in respect of RRB Costs as RRB Charges are paid by retail

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customers, rather than being accelerated into current income upon the issuance of the RRBs. Phase I, Ex. 6 at 36:25.

         PSNH has submitted a private letter ruling request to the IRS seeking confirmation that (a) the issuance of this Finance Order by the Commission authorizing the collection of RRB Charges will not result in gross income to PSNH; (b) the issuance of RRBs by the SPE will not result in gross income to PSNH; and (c) RRBs will be treated as obligations of PSNH for tax purposes. If the RRB Transaction results in current income taxation, the benefits of the RRB Transaction would be substantially reduced. Should the IRS choose not to provide a ruling, or rule adversely, PSNH would reassess the RRB Transaction and, if possible, modify it to eliminate the risk of current taxation. Based upon favorable IRS rulings previously issued in respect of several previous RRB transactions, PSNH anticipates a favorable ruling. Id. at 37:14.

         Under RSA 369-B:5, IV and VI, the RRBs will be treated as notes or bonds of a political subdivision of the State for purposes of the interest and dividends tax imposed under RSA Chapter 77, but will not constitute in any way a debt or liability of the State or of any political subdivision thereof and shall not constitute a pledge of the full faith and credit of the State or any of its political subdivisions.

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                  8.       ACCOUNTING AND FINANCIAL REPORTING

         The amount financed through the RRB Transaction is expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long-term debt on the balance sheet of the SPE for financial reporting purposes. PSNH, the SPE, and the holders of RRBs will expressly agree pursuant to the terms of the applicable documents to treat the RRBs as debt of the SPE secured by, among other things, the RRB Property and the Other SPE Collateral. Because PSNH either will wholly-own or become the sole beneficial owner of the SPE, it is required that the SPE be consolidated with PSNH for financial reporting purposes under GAAP. Therefore, the SPE's debt will appear on the consolidated balance sheet of PSNH in its annual and quarterly financial filings to the Securities and Exchange Commission. Phase I, Ex. 6 at 36:8. The RRB Transaction is not expected to impact PSNH's credit ratings, as it is expected that the rating agencies will determine that the RRBs, which are not supported by PSNH's general revenue stream, and not collateralized by the assets of PSNH, do not affect PSNH's creditworthiness. Id. at 36:18. Therefore, it is anticipated that the rating agencies will exclude the RRBs as debt of PSNH for purposes of calculating financial ratios.

                  9.       TRUE-SALE OPINION AND COLLECTION SHORTFALLS

         Rating agencies will require acceptable opinions of bankruptcy counsel at the time the RRBs are issued for assurance that the SPE and the RRB Property will be bankruptcy-remote from PSNH. As described above, to obtain such opinions, the transfer of the RRB Property from

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PSNH to an SPE must constitute a legal "true sale" such that if PSNH were to become the subject of a bankruptcy or insolvency case, the RRB Property would not be part of PSNH's bankruptcy estate and therefore would not be subject to the claims of PSNH's creditors. Id. at 36:13.

         RSA 369-B:6, V expressly provides that transfers of RRB Property, as described in that section and as approved in a finance order, shall be treated for all purposes as an absolute transfer as a true sale. In addition, the RRBs will be non-recourse to PSNH and its assets, other than the RRB Property sold to an SPE and the Other SPE Collateral.

         Another element of the bankruptcy analysis focuses on the separate legal status of PSNH and the SPE. Although PSNH either will wholly-own or become the sole beneficial owner of the SPE, the RRB Transaction will be structured so that, in the event of a bankruptcy of PSNH, the SPE's separate legal existence would be respected and the assets and liabilities of the SPE would remain separate from the estate of PSNH. The structural elements supporting such separate existence include, without limitation, requirements that the SPE be adequately capitalized, that PSNH be adequately compensated on an arms-length basis for the servicing functions it performs in billing, collecting, and remitting the RRB Charges, and that PSNH and the SPE take certain steps to ensure that creditors are not misled as to their separate existence. These structural protections are important because, without such protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard the SPE's separate existence. Substantive consolidation is an equitable doctrine in bankruptcy cases that allows courts to

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disregard the separate existence of two or more affiliated entities to ensure the equitable treatment of all creditors and to maximize creditor recoveries. When entities are "substantively consolidated" in a bankruptcy proceeding, their assets and liabilities are pooled, thereby eliminating intercompany claims, and claims of third-party creditors against any of those entities are generally treated as claims against the common pool of assets created by consolidation.

         In order to preserve the bankruptcy-remote status of the SPE and the true-sale nature of the RRB Property and Other SPE Collateral once it is transferred to the SPE, PSNH cannot have any claim against the RRB Charges. In its capacity as Servicer, PSNH will bill RRB Charges along with other charges for services rendered to retail customers obligated to pay such charges. Amounts collected from a retail customer which are allocated to the SCRC in accordance with the Conformed Settlement Agreement and this Finance Order shall, in accordance with the Conformed Settlement Agreement and this Finance Order, in turn be allocated pro rata to the RRB Charge (Part 1 of the SCRC) and to any remaining portion of the SCRC not the subject of a finance order (Parts 2 and 3 of the SCRC). If PSNH collects less than the full amount that is billed to such customers, it is not permitted, in the allocation of such collections, to favor itself over the SPE, as owner of the RRB Property.

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                  10.      USE OF PROCEEDS

         PSNH will use the proceeds of securitization in such manner as the Commission approves in this Finance Order, but intends generally to provide for the following: payment of transaction costs; payment of taxes; reduction of capitalization and payment of call and tender premiums and refinancing costs associated therewith; and provision for the required buy-down of the Seabrook Power Contract with North Atlantic Energy Corporation ("NAEC") and other purchased power obligations, including the prefunding of decommissioning costs. The following represents a preliminary estimate of the use of proceeds:(9)


         Buyout of Power Purchase Obligations                  $329 million

         Retire PSNH Capital                                    326 million

         Financing and Debt Retirement Premium Costs             15 million
                                                               ------------
         Total Use of Proceeds                                 $670 million
                                                               ============

                  PSNH shall deploy the total proceeds received related to restructuring, including those arising from asset sales, in a manner that will provide the greatest possible savings to retail customers. Because the timing and amount of such proceeds is not yet known, and market conditions at the time of repurchase cannot be predicted with certainty, the amounts listed above are subject to change.


-----------------------------
         (9) The actual use of proceeds amount will be adjusted, as necessary, to reflect the final securitization amount. See supra note 6 and accompanying text.

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                                  III. FINDINGS

BASED ON THE FOREGOING, THE COMMISSION HEREBY FINDS:

OVERALL FINDINGS

         1. The issuance of this Finance Order, the implementation of the securitization transaction described above in the Transaction Description and the consummation of the RRB Transaction in accord thereof, are consistent with the public good and will result in benefits to retail customers that are substantially consistent with the principles contained in RSA 374-F:3 and RSA 369-A:1, X, with RSA 369-A:1, XI, and with RSA Chapter 369-B.

         2. The issuance of this Finance Order is pursuant to a petition by PSNH and hearings on that petition in this proceeding.

         3. The issuance of this Finance Order is in the public interest as set forth in RSA 369-B:1, IX.

         4. The issuance of this Finance Order, the implementation of securitization and the consummation of the RRB Transaction will permit any RRBs issued pursuant to the RRB Transaction to be traded successfully at favorable rates on the existing securitization market in accordance with 1999 N.H. Laws 289:3, I, which the Commission interprets to mean sold at favorable rates into the capital markets.

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FINDINGS REGARDING AUTHORITY AND PROCEDURES

         5. The issuance of this Finance Order is part of a settlement approved by the Commission under RSA Chapter 374-F to implement electric utility restructuring within the service territory of PSNH.

         6. The Commission has conducted the procedures and investigations in this proceeding and issued this Finance Order pursuant to 1999 N.H. Laws 289:3 and RSA Chapter 369-B.


FINDINGS REGARDING THE ESTABLISHMENT OF THE RRB COSTS

         7. Pursuant to the Commission's determination in the September 8 Order that PSNH may securitize up to $670 million of its stranded costs (consisting of Seabrook Over-Market Generating Assets (NAEC), Millstone 3 Over-Market Generating Assets, Acquisition Premium and FAS 109, and Financing and Debt Retirement Premium Costs), this entire amount is eligible to be considered "RRB Costs" within the meaning of RSA 369-B:2, XIV, is reasonable and is eligible to be funded with the proceeds of the RRBs issued under the authority of this Finance Order.

         8. The up-front and ongoing transaction costs, the cost of any credit enhancement associated with the RRB Transaction, the cost of any swap agreement or hedge transaction related to the RRBs, and any other fee, cost or expense in respect of the RRBs as described in the Transaction Description, are "RRB Costs" within the meaning of RSA 369-B:2, XIV, are reasonable and are eligible to be financed through the issuance of the RRBs, in accordance with this Finance Order.

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         9. All RRB Costs may be recovered through the RRB Charge, to be assessed against and collected from all of PSNH's retail customers taking retail electric service. FINDINGS REGARDING THE RRB CHARGE

         10. The RRB Charge to be established, adjusted, maintained and collected from all retail customers during the term that the RRBs are outstanding in accordance with the terms of the Conformed Settlement Agreement, the Settlement Orders and RSA Chapter 369-B, and as described in the Transaction Description, is just and reasonable. This ultimate finding is based upon the totality of evidence presented on the record of this proceeding. This ultimate finding is also based upon the Commission's specific reliance upon sworn representations of NU and PSNH witnesses during the hearing on this matter that if, because of PSNH's conduct, the actual RRB Charge or RRB Transaction is found to differ in a significant, material or unreasonable way from the terms of this Finance Order, the Conformed Settlement Agreement, the Settlement Orders or RSA Chapter 369-B, the Commission will have the jurisdiction and authority with respect to PSNH or its successors to take such remedial rate-making measures as necessary in order to protect the public interest and to restore the equitable, appropriate and balanced result previously determined to exist. The evidence presented also supports the following specific findings. The RRB Charge:

                  (a) will be a non-bypassable, nondiscriminatory, appropriately structured charge of limited duration;

                  (b) will be a monthly usage-based charge to be stated on each retail customer's monthly bill;

                  (c) will be in an amount necessary and sufficient to provide for the full recovery and payment of the Total RRB Payment Requirements; and

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                  (d)      will be a component of the SCRC.

         11. The procedures and methodologies for adjusting the RRB Charge as necessary to ensure the timely recovery of all RRB Costs during the term that the RRBs are outstanding, as set forth in the Transaction Description, are just and reasonable, will serve to reconcile the actual RRB Charge collected with the RRB Charge expected to have been collected during the relevant prior periods in a manner such that the adjusted RRB Charge will be sufficient to provide for the full recovery of the Total RRB Payment Requirements in accordance with the Conformed Settlement Agreement, the Settlement Orders, and this Finance Order, and comply with RSA 369-B:4, III.

         12. The procedures and methodologies for ensuring that the RRB Charge is collected from all retail customers that obtain retail electric service from other electricity service providers, as described in the Transaction Description, are reasonable and will be sufficient to provide for the full recovery of the Total RRB Payment Requirements in accordance with the Conformed Settlement Agreement, the Settlement Orders, RSA 369-B:4, IV and this Finance Order.

         13. The procedures and methodologies for allocating amounts collected from retail customers that purchase or otherwise obtain back-up, maintenance, emergency or other delivery or energy service, on a pro rata basis among the SCRC and the Delivery Charge, system benefits charge, energy consumption tax, Hydro-Quebec support payments, and, if applicable, the transition or default service charges as these charges are identified in Section V of the Conformed Settlement Agreement and other rates and charges, as described in the Transaction Description and PSNH's Retail Delivery Service Tariff as filed with the Commission in this proceeding, are reasonable.

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         14. The range of rates projected for the RRB Charge, based on evidence in the record concerning estimated interest costs, electricity costs, other economic factors, and the procedures and methodologies for establishing rates more generally set forth in the Conformed Settlement Agreement and the Settlement Orders, are equitable, affordable and appropriate and reasonably balance the competing interests of consumers and RRB investors so that RRB investors will realize a reasonable return and retail customers will not suffer any undue burden.

         15. The assumptions and projections upon which the RRB Charge and projections as to future RRB Charges are based, including but not limited to the load forecast and the projection of wholesale electric prices, are reasonable.

         16. The Commission finds that the SCRC, averaged over all customers (including the RRB Charge), will not exceed 3.40 cents/kWh.


FINDINGS REGARDING THE ISSUANCE OF THE RRBS

         17. The issuance of the RRBs pursuant to the terms of this Finance Order is reasonable and consistent with the public good.

         18. The Commission finds that in order to obtain the highest rating on the RRBs as possible, commensurate with achieving the lowest overall cost for the RRBs consistent with market conditions then in existence, it is necessary, reasonable and consistent with RSA Chapter 369-B that PSNH be afforded a reasonable degree of flexibility in establishing the terms and conditions of the RRB issuances with respect to the following matters, as long as the resulting issuance is consistent with the Transaction Description and Settlement Orders:

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                  (a)      The amount of the initial capitalization of the SPE;

                  (b) The form, interest rate (whether fixed or variable), price, amortization schedule, number of series, number of classes and their principal amount, and determination of credit ratings and other characteristics of RRBs;

                  (c) The all-in cost of the RRBs, provided that as calculated in accordance with Exhibit 1 attached to this Finance Order, the all-in cost shall be at least 100 basis points less than PSNH's Pre-Tax Revenue WACC (as defined in Exhibit 2 attached to this Finance Order) as of the date the RRBs are priced. In addition, the weighted average life of all series of RRBs, calculated in accordance with Exhibit 3 attached to this Finance Order, shall be not less than 5 years and not more than 10 years;

                  (d) The rating agencies from which it will seek ratings for the RRBs, the number of ratings agencies from which ratings shall be sought, and the actual ratings level targeted;

                  (e) The issuance of variable-rate RRBs, provided that a fixed-interest rate payment must be used to calculate the RRB Charge, and if such variable-rate issuance will result in a lower all-in cost associated with the RRBs;

                  (f) The Servicing Fee for any successor Servicer, if such Fee will be no more than 1.5% of the outstanding principal balance of the RRBs if the successor Servicer is not billing the RRB Charge in conjunction with other charges;

                  (g) The number of subaccounts of the Collections Account into which the RRB Charge collections will be deposited;

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                  (h)      The actual amount of Overcollateralization and other
                           credit enhancement;

                  (i) Whether it is necessary to obtain a letter of credit or other credit enhancement to protect against any cash collection losses resulting from the temporary commingling of funds; and

                  (j) Such other up-front and ongoing transaction costs, as described in the Transaction Description, as may be required by the rating agencies and tax authorities.

         19. The RRB Transaction is necessary to achieve the overall reduction in rates intended by the Conformed Settlement Agreement, the Settlement Orders and RSA Chapter 369-B.

         20. The RRBs will be non-recourse to PSNH and its assets, but will be secured by a pledge of all right, title, and interest of the SPE in its RRB Property and Other SPE Collateral.

         21. The determinations by PSNH concerning the final terms and conditions of the RRBs shall be subject to the oversight of the State Treasurer. The State Treasurer's oversight shall be part of this docket and not a separate proceeding. The State Treasurer's oversight over the terms and conditions of the RRB issuance shall be governed by the terms of this Finance Order and, pursuant to RSA 369-B:5, XI, shall not be governed by the provisions of RSA Chapter 541 or RSA Chapter 541-A.

         22. In accordance with RSA 369-B:5, IV and VI, RRBs issued pursuant to this Finance Order will be treated as notes or bonds of a political subdivision of the State for purposes of the interest and dividends tax imposed under RSA Chapter 77, but will not constitute a debt or liability of the State or of any political subdivision thereof, and will not constitute a pledge of the full faith and credit of the State or any of its political subdivisions. In accordance

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with RSA 369-B:5, V, the issuance of RRBs pursuant to this Finance Order will not in any way obligate the State or any political subdivision thereof to make appropriations for payment thereof.


FINDINGS REGARDING THE ESTABLISHMENT OF RRB PROPERTY

         23. The RRB Charge constitutes "RRB Property" within the meaning of RSA 369-B:2, XV and will represent a current and irrevocable vested property right including, without limitation, the right, title and interest of PSNH or the SPE in and to all revenues, collections, claims, payments, money or proceeds of or arising from the RRB Charges authorized pursuant to this Finance Order to recover the RRB Costs, and to all rights to obtain adjustments to the RRB Charge pursuant to the terms of this Finance Order. As provided in RSA 369-B:2, XV, "RRB Property" shall constitute a current and irrevocable vested property right, notwithstanding the fact that the value of such property right may depend upon electricity usage or the performance of certain services.

         24. Pursuant to RSA 369-B:6, II, the State of New Hampshire has pledged, contracted and agreed with the owners of the RRB Property and holders of and trustees for RRBs that neither the State, nor any of its agencies, including the Commission, will limit, alter, amend, reduce or impair the RRB Charge, RRB Property, this Finance Order or any rights hereunder or thereunder, or ownership thereof or security interest therein, until the RRBs, including all principal, interest, premium, costs and arrearages thereon, are fully met and discharged, unless adequate provision is made by law for the protection of the owners, holders and trustees.

         25. The RRB Charge imposed, and the RRB Property established, pursuant to this Finance Order will be irrevocable, and the prohibition established in RSA 369-B:3, II against

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any rescission, alteration, or amendment of this Finance Order or the taking of any other action, directly or indirectly, to revalue or revise the RRB Charge or the RRB Costs will be binding upon the Commission and any successor thereto.

         26. The owner of the RRB Property will have the right to recover an aggregate amount equal to the Total RRB Payment Requirements until the RRBs (or any refunding RRBs authorized by the Commission) have been discharged in full through continued assessment, collection, and remittance of RRB Charges from all retail customers taking retail electric service.


FINDINGS REGARDING THE SPE AND THE SALE OF THE RRB PROPERTY TO THE SPE

         27. The organization and capitalization of the SPE in accordance with the Transaction Description or as may be required by the rating agencies and tax authorities will, along with other measures, enable the RRBs to receive the highest investment ratings and therefore be issued at the lowest possible cost under then-current market conditions.

         28. The SPE is a "financing entity" within the meaning of RSA 369-B:2, VI.

         29. The sale and transfer of the RRB Property to the SPE pursuant to this Finance Order is reasonable. In accordance with RSA 369-B:6, V, the sale and transfer of the RRB Property by PSNH to the SPE pursuant to this Finance Order shall be treated as an absolute transfer of all of PSNH's right, title, and interest, as a legal true sale, and not as a pledge or other financing, of the RRB Property, in each case notwithstanding the following, which are hereby determined not to affect such absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii) certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in the RRBs or in the RRB transaction documents,
(iii) PSNH's collection of RRB Charges pursuant to the Servicing

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Agreement authorized by this Finance Order, or (iv) PSNH's providing any credit enhancement to the SPE as described in the Transaction Description.

         30. PSNH's proposed use of the proceeds from the sale of the RRB Property to the SPE as described in the Transaction Description constitutes permissible uses of such proceeds in accordance with RSA 369-B:5, II.


FINDINGS REGARDING RELATED AGREEMENTS AND ACCOUNTING AND COLLECTIONS

         31. PSNH is authorized to enter into a Servicing Agreement and Administration Agreement with the SPE to consummate the RRB Transaction and to implement this Finance Order, as described in the Transaction Description. Such Servicing and Administration Agreements shall be in substantially the same form in material respects as those submitted as Exhibit F-17 in this docket. PSNH shall file a copy of the executed Servicing and Administration Agreements with the Commission within three business days of their effective dates.

         32. Based upon PSNH's accounting and billing information systems capabilities, the proposed billing, collection and remittance of actual RRB Charges is reasonable. To the extent estimation of RRB Charge collections is required for remittance to the SPE, such estimation methodology will be subject to rating agency approval and, prior to the issuance of RRBs, the oversight of the State Treasurer.

         33. The RRB Charge billing, collection, and remittance procedures to be imposed upon any approved TPS, as set forth in the Transaction Description, are commercially reasonable and comply with the provisions of RSA 369-B:4, IV. The Commission finds that the billing, collection and remittance of RRB Charges by a TPS may increase the risk of shortfalls in the

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RRB Charge collections. The Commission also finds that the risk of interruption may increase the risk to investors, potentially reducing the credit ratings and increasing the cost of the RRBs. Tr. 7/06/00 at 134-137; 190-192. The standards for such procedures set forth in the Transaction Description are consistent with those imposed by public utility commissions in connection with recent securitization approvals of similar size and complexity. See Re Public Service Electric and Gas Company, 197 PUR4th 102 (NJBPU, September 17, 1999); Re Boston Edison Company, 193 PUR4th 274 (MDTE, April 2, 1999).

         34. PSNH's plan to account for, and ultimately credit to ratepayers, any amounts remaining in the Collection Account, with the exception of the amount remaining in the Capital Subaccount, after the RRBs are paid in full and the Total RRB Payment Requirements have been discharged is reasonable and is in accordance with RSA Chapter 369-B.


FINDINGS REGARDING PSNH'S USE OF PROCEEDS

         35. The use of proceeds by PSNH, as long as deployed in a manner that:
(i) will maximize the savings to retail customers; (ii) is consistent with the goals and objectives described at the July 6-7, 2000 hearings; and (iii) will be applied to the three "use of proceeds" categories described in the Transaction Description is just and reasonable. Any subsequent review by the Commission of the use of proceeds by PSNH shall not suspend the effectiveness of this Finance Order.


FINDINGS REQUIRED BY RSA 369-B:3, IV(B)

         36. The RRBs authorized by this Finance Order are consistent with the Settlement Orders.

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         37. This Finance Order is consistent with the conditions set forth in
RSA 369-B:3, IV(b).

         38. This Finance Order satisfies the conditions and requirements of RSA 369-B:3, IV and the other requirements of RSA Chapter 369-B.

         39. PSNH satisfactorily committed in writing by June 30, 2000 to all of the conditions set forth in RSA 369-B:3, IV(b), including those regarding customer savings included in RSA 369-B:3, IV(b)(3).


FINDINGS REGARDING INVESTMENT IN NU MONEY POOL

         40. It is in the public interest to permit PSNH to invest in the Northeast Utilities ("NU") Money Pool once the write-offs associated with the Conformed Settlement Agreement have been taken. However, if the Conformed Settlement Agreement is terminated, it is in the public interest for such restriction to remain in effect until such time as the Commission orders otherwise. Accordingly, it is in the public interest for the restriction on such investment that was extended by the Commission in PSNH's most recent financing case, Docket No. DE 00-016, in Order No. 23,416, issued March 1, 2000, to terminate upon the taking of such write-offs. This determination is subject to the provisions of RSA 365:28.


FINDINGS REGARDING APPLICATION OF RESTRUCTURING PAYMENTS BY NAEC

         41. Utilizing the proceeds received from PSNH in connection with the restructuring of the Seabrook Power Contract, it is in the public interest to permit NAEC to repay up to $135 million in First Mortgage Bonds and up to $200 million in Term Notes to most efficiently reduce its costs, and to issue a dividend to NU or repurchase NAEC common stock from NU.

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                        IV. APPROVALS AND AUTHORIZATIONS

BASED ON THE FOREGOING, THE COMMISSION HEREBY GRANTS THE FOLLOWING APPROVALS AND
AUTHORIZATIONS:

OVERALL APPROVAL

         1. PSNH is authorized to consummate the RRB Transaction upon the authority granted in this Finance Order without further action or order by this Commission.

         2. The issuance of this Finance Order, the implementation of the securitization proposal and the consummation of the RRB Transaction are consistent with the public good, will result in benefits to retail customers that are substantially consistent with the principles contained in RSA 374-F:3 and RSA 369-A:1, X, with RSA 369-A:1, XI and with RSA Chapter 369-B, will permit any RRBs issued pursuant to the RRB Transaction to be traded at favorable rates on the existing securitization market in accordance with 1999 N.H. Laws 289:3, I, which the Commission interprets to mean sold at favorable rates into the capital markets, and are hereby approved. This Finance Order is approved under the authority of and issued pursuant to RSA Chapter 369-B.

         3. This Finance Order and the RRB Charge authorized to be imposed and collected pursuant to this Finance Order shall be irrevocable and neither this Commission nor any successor thereto shall take any action to rescind, alter or amend this Finance Order or otherwise to, directly or indirectly, revalue or revise for ratemaking purposes the RRB Costs, or the costs of providing, recovering, financing, or refinancing the RRB Costs, determine that such RRB Charge is unjust or unreasonable, or in any way reduce or impair the value of the RRB Property either directly or indirectly by taking such RRB Charge (other than the portion of such RRB Charge constituting a servicing fee payable to
PSNH) into account when setting other rates for

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PSNH, nor shall the amount of revenues arising with respect to the RRB Charge be subject to reduction, impairment, postponement or termination.

APPROVAL REGARDING THE ESTABLISHMENT OF THE RRB COSTS

         4. The Commission approves and designates as RRB Costs, within the meaning of RSA 369-B:2, XIV: (i) an amount no greater than $670 million of PSNH's stranded costs and up-front transaction costs, as detailed in this Finance Order and described in the Transaction Description, and approved in the Settlement Orders;(10) and (ii) ongoing transaction costs, the cost of any credit enhancement associated with the RRB Transaction, the cost of any swap agreement or hedge transaction related to the RRBs, and any other fee, cost or expense in respect of the RRBs as described in the Transaction Description.


APPROVALS REGARDING THE RRB CHARGE

         5. The RRB Charge to be established, adjusted, maintained and collected from all retail customers taking retail electric service during the term that the RRBs are outstanding in accordance with the terms of the Conformed Settlement Agreement, the Settlement Orders, RSA Chapter 369-B, the Transaction Description, and the Findings is just and reasonable and is hereby approved.

         6. The initial RRB Charge, as determined in accordance with the Transaction Description, the Settlement Orders and RSA Chapter 369-B, and to be filed in the Issuance Advice Letter, substantially in the form of Attachment MAE-1 to Phase I, Ex. 6, is just and reasonable and is hereby approved. Such initial RRB Charge will be effective upon such filing.


-----------------------------
         (10) See supra notes 1, 4 and 6 and accompanying text.

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         7. The procedures and methodologies set forth in this Finance Order for adjusting the RRB Charge during the term that the RRBs are outstanding, as described in the Transaction Description, are just and reasonable, and are hereby approved.

         8. The procedures and methodologies set forth in this Finance Order for ensuring that the RRB Charge is collected from all retail customers that obtain retail electric service from other electricity service providers, as described in the Transaction Description, is just and reasonable, and is hereby approved.

         9. The procedures and methodologies for allocating amounts collected from retail customers that purchase or otherwise obtain back-up, maintenance, emergency or other delivery or energy service, on a pro rata basis among the SCRC and the Delivery Charge, system benefits charge, energy consumption tax, Hydro-Quebec support payments, and, if applicable, the transition or default service charges as these charges are identified in Section V of the Conformed Settlement Agreement, and other rates and charges, as described in the Transaction Description and PSNH's Retail Delivery Service Tariff as filed with the Commission in this proceeding, are reasonable, and such procedures and methodologies are hereby approved.

         10. The SCRC, averaged over all customers (including the RRB Charge), shall not exceed 3.40 cents/kWh.


APPROVALS REGARDING THE ISSUANCE OF THE RRBS

         11. Subject to Approval No. 13 below, the issuance of the RRBs substantially in accordance with the Transaction Description, including but not limited to the terms and amounts of the RRBs, the expected and legal final maturities of the RRBs of up to 12 and 14 years respectively, the up-front and ongoing transaction costs expected to be incurred in issuing the

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RRBs, the costs of any credit enhancements, and the uses of the proceeds from the issuance of the RRBs, is reasonable and consistent with the public good, and is hereby approved.

         12. Subject to Approval No. 13 below, and as long as consistent with Finding No. 18, above, the final terms and conditions of the RRBs authorized by this Finance Order, including but not limited to the schedule of principal amortization, credit enhancement, frequency of principal or interest payments, the interest rates on the RRBs and manner of setting such interest rates (fixed or variable), redemption features, the manner of sale of the RRBs, the number and determination of credit ratings and all other terms and conditions of the RRBs, the approval of final transaction documents, and certain up-front and ongoing transaction costs, shall, to the extent consistent with the provisions of this Finance Order, be determined by PSNH at the time RRBs are priced and after input from the rating agencies, tax authorities, the underwriters, and the State Treasurer. This procedure for issuing the RRBs, based on current market conditions and directed to achieve the lowest overall cost possible, including the filing of the Issuance Advice Letter, in accordance with this Finance Order is reasonable and consistent with the public good, and is hereby approved.

         13. PSNH is authorized to consummate the issuance of the RRBs in one or more series upon such terms as may be established by or on behalf of PSNH at the time of issuing such securities, so long as (a) the all-in cost of the RRBs, calculated in accordance with EXHIBIT 1 attached to this Finance Order, is at least 100 basis points less than PSNH's Pre-Tax Revenue WACC (as defined in EXHIBIT 2 attached to this Finance Order) as of the date that the RRBs are priced, and (b) the weighted average life of all series of RRBs, calculated in accordance with EXHIBIT 3 attached to this Finance Order, is not less than 5 years and not more than 10 years.

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         14. The determinations by PSNH concerning the final terms and conditions of the RRBs shall be subject to the oversight of the State Treasurer. PSNH shall cooperate with the State Treasurer and her advisers throughout the entire process of issuing the RRBs, including but not limited to providing the State Treasurer and her advisers with drafts of all documents pertaining to the issuance of the RRBs and an opportunity to comment on such documents as well as such other information and materials as the State Treasurer or her advisers may reasonably request.

         15. The State Treasurer shall provide a report of the results and conclusions of her oversight activities to the Commission and PSNH (the "Report") within 90 days after the RRB issuance.

         16. If, at any time (but not later than two business days prior to the closing for the RRBs) the State Treasurer concludes that PSNH has failed to exercise fiscal prudence or to achieve the lowest overall cost for the RRBs, the State Treasurer shall promptly notify the Commission and PSNH in writing of such conclusion (the "State Treasurer's Preliminary Conclusion"). Such written notice shall include in reasonable detail the basis for the State Treasurer's Preliminary Conclusion. Such notification by the State Treasurer to the Commission and PSNH shall not suspend the effectiveness of this Finance Order.

         17. If the State Treasurer (i) shall have delivered to the Commission and PSNH a written notice pursuant to Approval No. 16 above and (ii) concludes that PSNH caused the RRBs to be issued without adequately addressing the State Treasurer's Preliminary Conclusion (the "State Treasurer's Final Conclusion"), the State Treasurer shall include in its Report in reasonable detail the basis for the State Treasurer's Final Conclusion. Such filing by the State Treasurer with the Commission shall not suspend the effectiveness of this Finance Order.

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         18. Upon receipt of the Report, delivered pursuant to Approval No. 17 above and containing therein the State Treasurer's Final Conclusion, the Commission may conduct such further proceedings as it deems appropriate to determine if, as a result of PSNH's failure to adequately address the State Treasurer's Preliminary Conclusion, PSNH failed to exercise prudence and achieve the lowest overall cost for the RRBs. If the Commission so determines that PSNH failed to exercise fiscal prudence or to achieve the lowest overall cost for the RRBs, the Commission may reduce Part 3 of the SCRC by the Present Value (as defined in the Conformed Settlement Agreement) of the excess costs, if any, that the Commission determines were incurred as a result of such failure. Such further proceedings shall not suspend the effectiveness of this Finance Order.

         19. In accordance with RSA 369-B:5, IV and VI, RRBs issued pursuant to this Finance Order will be treated as notes or bonds of a political subdivision of the State for purposes of the interest and dividends tax imposed under RSA Chapter 77, but will not constitute a debt or liability of the State or of any political subdivision thereof, and will not constitute a pledge of the full faith and credit of the State or any of its political subdivisions. In accordance with RSA 369-B:5, V, the issuance of RRBs pursuant to this Finance Order will not in any way obligate the State or any political subdivision thereof to make appropriations for their payment.


APPROVALS REGARDING THE ESTABLISHMENT OF THE RRB PROPERTY

         20. The creation and establishment for the benefit of PSNH (or any assignee in accordance with the terms of this Finance Order) of the RRB Property is hereby approved. Such RRB Property, constituted and effective in accordance with RSA 369-B:2, XV, will be entitled to all treatment and rights accorded to RRB Property under RSA Chapter 369-B.

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         21. The RRB Property established by this Finance Order will represent a continuously existing current and irrevocable vested property right in accordance with the provisions of RSA 369-B:2, XV and RSA 369-B:6, I for all purposes, including for the purpose of contracts relating to or securing the RRBs, whether or not the revenues and proceeds arising with respect to the RRB Charge have accrued at the time of this Finance Order, and will include, without limitation, the right, title, and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting (a) the RRB Charge authorized by this Finance Order including the initial RRB Charge set forth in the Issuance Advice Letter as may be adjusted from time to time in order to recover RRB Costs and to generate amounts sufficient to discharge an amount equal to the sum of the Periodic RRB Payment Requirements, for the period which such RRB Charge will be billed, as found and authorized herein, and (b) all rights to obtain periodic adjustments and non-routine adjustments to the RRB Charge in accordance with the True-Up Mechanism.

         22. The RRB Property created and established by this Finance Order will constitute a current and irrevocable vested property right of the owner thereof or its assignee or transferee, which continuously exists with all of the rights and privileges of RSA 369-B:2, XV, RSA 369-B:6, and RSA 369-B:7 until the owner or its assignee or transferee has received RRB Charges sufficient to discharge the Total RRB Payment Requirements in full. Such property right may not be limited, altered, amended, reduced, or impaired by any subsequent actions of the State, any of its agencies, including the Commission, PSNH or any third party, and shall, to the fullest extent permitted by law, be enforceable against PSNH, its successors and assigns, and all other third parties, including judicial lien creditors, claiming an interest therein by or through PSNH or its successors or assigns. Nothing in this paragraph shall preclude such limitation, alteration,

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amendment, reduction, or impairment if and when adequate provision shall be made by law for the protection of the owner of the RRB Property or its assignee or transferee.


APPROVALS REGARDING THE ESTABLISHMENT OF THE SPE

         23. The creation of a bankruptcy-remote SPE in accordance with the Transaction Description, to which the RRB Property subject to this Finance Order is to be sold, is hereby approved.

         24. The initial capitalization by PSNH of the SPE, in accordance with the Transaction Description and Findings, is hereby approved.


APPROVALS REGARDING THE SALE AND ASSIGNMENT OF THE RRB PROPERTY

         25. The sale or assignment, without recourse, by PSNH of all of its right, title and interest in the RRB Property to the SPE, and the acquisition of such RRB Property by the SPE, in accordance with the Transaction Description is hereby approved.

         26. The sale by PSNH of the RRB Property to the SPE in accordance with the Transaction Description will be pursuant to and governed by RSA 369-B:6, III and V, and, accordingly, will be treated as an absolute transfer of all of PSNH's rights, title, and interest, as a legal true sale, and not as a pledge or other financing, of the RRB Property, in each case notwithstanding the following, which are hereby determined not to effect such absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii) certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in RRBs or in the RRB Transaction Documents, (iii) PSNH's collection of the RRB Charge pursuant to the Servicing Agreement authorized by this Finance

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Order, or (iv) PSNH's providing any credit enhancement to such SPE as described in the Transaction Description.

         27. Upon the effectiveness of the sale and assignment of the RRB Property, the SPE, as owner of the RRB Property, and the holders of the RRBs, or any trustee acting therefor, will be entitled to rely on and shall be entitled to the benefit of the pledge, contract and agreement of the State of New Hampshire set forth in RSA 369-B:6, II, and the SPE is hereby authorized to include this pledge, contract, agreement and acknowledgment of the State in any contracts with current or prospective holders, or any trustee therefor, of the RRBs, or in any documentation relating to the RRBs.

         28. Upon the effectiveness of the sale and assignment of the RRB
Property: (i) the SPE shall have all of the rights originally held by PSNH with respect to such RRB Property, including, without limitation, the right to exercise any and all rights and remedies, including the right to authorize the Servicer to disconnect service (including backup service) to the extent permitted by RSA 369-B:4, IV, and applicable regulations, to assess and collect any amounts payable by any customer in respect of such RRB Property, notwithstanding any objection or direction to the contrary by PSNH, as initial Servicer, or any successor Servicer, and (ii) any payment by any customer to the SPE shall discharge such customer's obligations in respect of such RRB Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Servicer.

         29. Upon the effectiveness of the sale and assignment of the RRB Property to the SPE, PSNH or any successor Servicer shall not be entitled to recover RRB Charges other than for the benefit of the SPE or its successor, in accordance with RSA 369-B:6, IV and PSNH's or any successor's duties as Servicer of such RRB Property as authorized by this Finance Order.

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APPROVALS REGARDING THE ESTABLISHMENT OF A STATUTORY SECURITY INTEREST IN THE
RRB PROPERTY

         30. Pursuant to RSA 369-B:7, VIII, upon the effective date of this Finance Order, there shall exist a statutory first priority lien on all RRB Property then existing or thereafter arising pursuant to the terms of this Finance Order.

         31. Such lien shall secure all obligations, then existing or subsequently arising, to the holders of RRBs, the trustee or representative for such holders and the SPE and shall arise by operation of law automatically without any action on the part of PSNH or any other person. Such lien shall be valid, perfected, and enforceable upon the effectiveness of this Finance Order without any further public notice. PSNH does expect to file financing statements with respect to the RRB Property which will constitute a protective filing pursuant to RSA 369-B:7, VIII. If the RRB Property subject to this Finance Order is transferred and sold to more than one SPE, any collections in respect of the undivided beneficial interests in RRB Charges related to such RRB Property will be allocated pro rata among such undivided beneficial interests to give effect to the pari passu first priority statutory liens on the SPE's portion of the RRB Property subject to this Finance Order.

         32. The pledge by the SPE of all of its interest in the RRB Property and the Other SPE Collateral, to secure RRBs issued in connection with such pledge, is hereby approved.


APPROVALS REGARDING THIRD PARTY SUPPLIERS

         33. Any TPS that may be permitted to collect RRB Charges shall (i) meet the creditworthiness criteria to be established by the Commission and, at a minimum, the criteria set forth and approved in this Finance Order; and (ii) comply with the billing, collection and remittance procedures and information access requirements and such other procedures contained

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in the RRB Transaction documents as the rating agencies may require, once such additional procedures are approved by the Commission.

         34. The RRB Charge billing, collection, and remittance procedures to be imposed upon any approved TPS, as set forth in the Transaction Description, and found, in Finding No. 33, above, to be commercially reasonable and in compliance with the provisions of RSA 369-B:4, IV, are hereby approved.


APPROVAL REGARDING SWAP AND HEDGE TRANSACTIONS

         35. Subject to Approval No.13 above, the implementation of swap agreements or other hedge transactions in connection with the RRBs consistent with the Transaction Description and Findings, above, is consistent with the public good and is hereby approved. Interest payments made to a counterparty of a swap agreement or hedge transaction, and the costs of implementing such transaction, shall constitute "RRB Costs" within the meaning of RSA 369-B:2, XIV, shall be calculated in and recovered through the RRB Charge, and shall be entitled to all the rights and protections under this Finance Order and RSA Chapter 369-B as other RRB Costs, just as if the RRBs were fixed rate instruments and these amounts were directly due to holders of the RRBs.


APPROVALS REGARDING SERVICING AND COLLECTION PROCEDURES, AND ACCOUNTS

         36. The Servicing Agreement, to the extent it is substantially consistent in material respects with the description of such agreement in the Transaction Description and the draft submitted as part of Ex. F-17, under which PSNH will agree to continue to operate its distribution system to provide service to retail customers, to bill and collect RRB Charges for the

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benefit and account of such SPE or its assigns, and to account for and remit these amounts to or for the account of such SPE or its assigns, including the amount of the Servicing Fee imposed thereunder, is reasonable and consistent with the public good, and is hereby approved. Pursuant to RSA 369-B:6, IV, PSNH shall enter into the Servicing Agreement, and any successor Servicer shall be required to enter into a similar Servicing Agreement.

         37. The RRB Charge billing, collection and remittance procedures, as described in the Transaction Description, subject to rating agency approval to the extent estimation of RRB Charge collections is required, are reasonable, consistent with the public good and are hereby approved.

         38. In the event of a default by a Servicer in remittance of RRB Charges, the Commission will, in accordance with RSA 369-B:7, VI and VIII, upon application by (i) the trustee or holders of the RRBs, (ii) the trustee for the SPE or its assignees, or (iii) pledgees or transferees of the RRB Property, order the sequestration and payment to or for the benefit of the pledgees or transferees of the revenues arising with respect to the RRB Property.

         39. In the event of a default by a Servicer under any Servicing Agreement with respect to RRBs, the SPE or the trustees or representatives of the holders of RRBs may appoint a successor Servicer for the RRB Property, subject to the approval of the Commission, who shall promptly assume billing responsibilities for RRB Charges. The Commission shall act on an expedited basis within 30 days to approve such successor Servicer. Such successor Servicer shall assume all rights and obligations under RSA Chapter 369-B and this Finance Order as though it were the Servicer at the time such RRBs were issued.

         40. The Servicer will allocate amounts collected from each retail customer on a pro rata basis among the SCRC and the Delivery charge, system benefits charge, energy

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consumption tax, Hydro-Quebec support payments, and, if applicable, the transition or default service charges as these charges are identified in Section V of the Conformed Settlement Agreement. Such amounts so allocated to the SCRC shall, in accordance with the Conformed Settlement Agreement, in turn be allocated pro rata among the RRB Charge, or Part 1 of the SCRC, and to any remaining portion of the SCRC not the subject of a finance order (i.e., Parts 2 and 3 of the SCRC, as described in the Conformed Settlement Agreement).

         41. A successor Servicer may not replace PSNH as Servicer in any of its servicing functions with respect to the RRB Charge and the RRB Property authorized by this Finance Order unless (i) such replacement is requested by RRB holders, (ii) such replacement will not cause the then current credit ratings on RRBs to be withdrawn or downgraded, or (iii) the successor Servicer is the successor to PSNH's distribution system.

         42. Regardless of who is responsible for billing of the RRB Charge, the RRB Charge will be assessed against and collected from all PSNH's retail customers taking retail electric service. Any retail customer will continue to be responsible for payment of the RRB Charge billed, but not yet remitted, to the Servicer to the extent such customer has not paid the RRB Charge billed to it.

         43. In the event of a failure of any retail customer to pay the RRB Charge, the Servicer or any approved TPS is authorized to disconnect retail electric service to such customer in accordance with RSA 369-B:4, IV and applicable regulations.

         44. PSNH, as initial Servicer, or any successor Servicer, shall be entitled to an annual Servicing Fee. The Commission approves the Servicing Fee as follows: As initial Servicer, PSNH will be paid a Servicing Fee equal to 0.25% of the outstanding principal balance of the RRBs, which fee will be included in the calculation of the RRB Charge. A successor Servicer

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will be paid a Servicing Fee equal to no more than 1.5% of the outstanding principal balance of the RRBs, if such successor Servicer is not billing the RRB Charge in conjunction with other charges. If the successor Servicer is billing the RRB Charge in conjunction with other electric service charges, then the Servicing Fee payable to such successor Servicer will be 0.25% of the outstanding principal balance (equal to the fee payable to PSNH as initial Servicer).

         45. PSNH, as initial Servicer, may not voluntarily resign its duties as Servicer without prior written approval of the Commission. In any event, PSNH shall not resign as Servicer if such resignation would result in the reduction or withdrawal of the credit rating for the RRBs.

         46. The establishment and procedures for maintenance of the Collection Account, the General Subaccount, the Capital Subaccount, and the Reserve Subaccount in accordance with the Transaction Description are reasonable, consistent with the public good and are hereby approved.

         47. Any amounts accounted for in the Reserve Subaccount, which represent collections in excess of the fully funded credit enhancement reserves, at the time that PSNH calculates a periodic RRB Charge adjustment, will be incorporated in such adjustment, in accordance with RSA 369-B:4, III. PSNH, as initial Servicer (or any successor Servicer), shall account for, and ultimately credit to retail customers, any amounts remaining in the Collection Account after the RRBs are paid in full, such as any overcollateralization amounts, including interest earnings thereon, or RRB Charge collections that remain after the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE, upon retirement of the RRBs and discharge of the Total RRB Payment Requirements. These amounts will be

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credited to retail customers through a subsequent ratemaking proceeding or such other manner as the Commission may direct at that time.


APPROVAL REGARDING MUNICIPALIZATION

         48. Pursuant to RSA 369-B:4, VIII, in the event of the municipalization of a portion of PSNH's service territory, the Commission shall, in matters over which the Federal Energy Regulatory Commission does not have jurisdiction, or has jurisdiction but chooses to grant jurisdiction to the State, determine, to a just and reasonable extent, the consequential damages such as stranded investment in generation, storage, or supply arrangements resulting from the purchase of plant and property from PSNH and RRB Costs, and shall establish an appropriate recovery mechanism for such damages. Any such damages shall be established, and shall be allocated between the RRB Charge and PSNH's other rates and charges, in a just and reasonable manner.


APPROVAL REGARDING ADMINISTRATION AGREEMENT

         49. The Administration Agreement, to the extent it is substantially consistent in material respects with the description of such agreement in the Transaction Description and the draft submitted as part of Exhibit F-17, under which PSNH shall perform administrative services and provide facilities for the SPE to ensure that it is able to perform such day-to-day operations under the RRB Transaction documents, including the amount of the Administration Fee (which shall be an annual amount not to exceed 0.01% of the original principal balance of the RRBs and which will be included in the calculation of the RRB Charge), is reasonable and consistent with the public good, and is hereby approved.

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APPROVAL REGARDING FINANCIAL ACCOUNTING TREATMENT

         50. The financial accounting treatment proposed by PSNH for the RRBs and the RRB Transaction, as described in the Transaction Description, is reasonable, consistent with the public good, and is hereby approved.


APPROVALS REGARDING REPORTS

         51. At least three business days in advance of the RRB issuance, PSNH shall file with the Commission, for informational purposes, an Issuance Advice Letter setting forth the final structural details of the RRBs, including the repayment terms (in accordance with the expected amortization schedule), the initial RRB Charge, the amount necessary for credit enhancement, the identification of the SPE, and the transaction costs of issuance. Such filing shall not be a condition to the effectiveness of this Finance Order or the issuance of the RRBs.

         52. Within 90 days following the RRB issuance, and within 60 days of the end of each fiscal quarter thereafter until the proceeds have been applied in full, PSNH shall file with the Commission a report showing the use of RRB proceeds in compliance with this Finance Order. Such filing shall not be a condition to the effectiveness of this Finance Order or the issuance of RRBs.


APPROVAL REGARDING CONDITIONS REQUIRED UNDER RSA 369-B:3, IV(B)

         53. In accordance with RSA 369-B:3, IV(b), this Finance Order is subject to the following conditions:

             (1) (A) From Competition Day until initial transition service end day (as defined in RSA 369-B:2, VII), PSNH shall supply transition service and default service in its

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retail electric service territory. After initial transition service end day, any provider or providers of transition service shall have been chosen through a competitive bid process, administered by the Commission, to provide such service. The Commission may, if it finds it to be in the public interest, divide the competitive bid process into multiple categories or multiple competitive bids;

                  (B) (i)   Transition service for residential customers, street
lighting customers, and general delivery service rate G customers shall be available until 24 months after initial transition service end day. From Competition Day until initial transition service end day, the price of transition service for these customers shall be $0.044 per kilowatt-hour. From initial transition service end day to 12 months after initial transition service end day, the price of transition service for these customers shall be $0.044 per kilowatt-hour, or the competitively bid price for transition service, whichever is less. From 12 months after initial transition service end day to 24 months after initial transition service end day, the price of transition service for these customers shall be $0.046 per kilowatt-hour, or the competitively bid price for transition service for these customers, whichever is less. If the competitively bid price exceeds these fixed prices, the differences shall be reconciled for these customers in the manner prescribed in the OPS;

                      (ii) At the end of the transition service period, up to 25 percent of the residential customers, street lighting customers, and general delivery service rate G customers who have not chosen a competitive supplier may be assigned randomly to registered competitive suppliers other than the transition service supplier or suppliers, if the Commission finds such random assignment to be in the public interest. The Commission shall develop procedures and regulations for this assignment process. Any random assignment must be affirmatively approved by an individual customer;

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                  (C) Transition service for all other customers shall be
available until 12 months after initial transition service end day. From Competition Day to initial transition service end day, the price of transition service for these customers shall be $0.044 per kilowatt-hour. From initial transition service end day to 12 months after initial transition service end day, the price of transition service for these customers shall be the competitively bid price for transition service;

                  (D) Any difference between the price of transition service from Competition Day to initial transition service end day and PSNH's actual, prudent and reasonable costs of providing such power shall first be separated between the 2 groups of customers described in RSA 369-B:3, IV(b)(1)(B) and
(b)(1)(C), used first to offset any differences described in RSA 369-B:3, IV(b)(1)(B), and the net then reconciled for each group of customers either by changing the Recovery End Date, or by decreasing the SCRC, as the Commission finds to be in the public interest;

                  (E) The Commission shall retain the authority to reject any or all bids for transition service at its sole discretion if it finds such action to be in the public interest. Except as specifically provided in this section, the Commission shall not accept any bid or implement any pricing strategy for transition service that creates any deferrals;

                  (F) The selection of a provider or providers of default service prior to 24 months after initial transition service end day may be combined with the selection of a provider or providers of transition service to the extent that the Commission finds it to be in the public interest;

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             (2)  No amount shall be securitized which was not listed as part of the $688,000,000 proposed for securitization in the April 19 Order, as reduced by any subsequent amortization;

             (3) Customer savings shall be not less than the total amount of $450,000,000, excluding savings from rate reduction financing and merger savings, including the $367,000,000 contained in the OPS and the $6,200,000 resulting from the settlement of issues pertaining to New Hampshire Electric Cooperative, Inc. A commitment by PSNH to all of the following actions shall be deemed to satisfy this condition:

                  (A) PSNH shall credit customers with the higher return associated with accumulated deferred income taxes (ADITs) as proposed in PSNH's May 1, 2000 filing;

                  (B) PSNH shall credit customers with the value derived from using its own assets to provide transition service for a period of 9 months;

                  (C) PSNH shall extend from 30 months to 33 months the period during which the delivery service charge, exclusive of Hydro Quebec transmission support payments, is fixed at 2.8 cents per kilowatt-hour;

                  (D) PSNH shall absorb the first $7,000,000 of difference of costs that results in the event that transition service costs during the 12 months following the initial transition service end day exceed the transition service price for that 12 months, as provided in RSA 369-B:3, IV(b)(1)(B)(i);

                  (E) PSNH shall reduce the maximum amount of necessary and prudent costs associated with the issuance of and closing on the securitization financing and any premiums associated with the retirement of debt and preferred stock from these proceeds that may be recovered from $17,000,000 to $15,000,000. PSNH shall include in its costs the first

DE 99-099
Order No. 23,550

$700,000 of the costs of the office of the State Treasurer related to reviewing and issuing the RRBs;

                  (F) PSNH agrees to move the Recovery End Date to one month earlier than it would otherwise be; and

                  (G) PSNH agrees that if Competition Day has not occurred by October 1, 2000, then effective October 1, 2000 PSNH shall temporarily reduce its current effective total rates (base rates plus FPPAC rates) by 5 percent across the board until either Competition Day or April 1, 2001, whichever occurs earlier.

             (4) In the event that PSNH or its parent company is acquired or otherwise sold or merged:

                  (A) Such merger, acquisition, or sale shall be subject to the jurisdiction of the Commission under RSA Chapter 369, RSA Chapter 374, RSA Chapter 378 or other relevant provisions of law, and the merger, acquisition, or sale shall be approved only if it is shown to be in the public interest;

                  (B) In recognition of the extraordinary benefits provided to PSNH from rate reduction financing, should PSNH or its parent company be acquired or otherwise sold or merged, such merger, acquisition or sale shall be subject to the jurisdiction of the Commission under the standard set forth in the OPS. The Commission may approve such a merger if such approval results in the receipt by PSNH customers of a just and reasonable amount of the cost savings that result from such merger, acquisition or sale.

                  (C) No acquisition premium paid by an acquiring company for the assets or securities of any acquired company, resulting from any such merger, acquisition or sale,

DE 99-099
Order No. 23,550

may in any way increase rates at any time from what they would have been without the acquisition premium;

             (5) The delivery service charge, exclusive of the Hydro Quebec transmission support payments, shall be fixed for a period of 33 months from Competition Day at $0.028 per kilowatt-hour;

             (6) The total system benefits charge shall be fixed at $0.002 per kilowatt-hour for 33 months from Competition Day divided between low-income assistance and energy efficiency/conservation programs. In the event that the Commission finds that a significant amount of unencumbered dollars have accumulated in either program, and are not needed for program purposes, the Commission shall refund such unencumbered dollars to ratepayers in a timely manner;

             (7) All currently existing opportunities shall be continued for retail customers to generate or acquire electricity for their own use, other than through retail electric service, without an exit fee;

             (8) To the maximum extent allowed by federal law, non-discriminatory, open access to PSNH's transmission system shall be available to customers, electricity suppliers, marketers, aggregators, and municipal electric utilities, with charges based only on rates set by federal regulations, plus the actual cost of service for any services not subject to federal price regulation plus, for retail customers, applicable SCRCs, RRB Charges, systems benefits charges, and taxes;

             (9) The SCRC, averaged over all customers, shall not exceed $0.0340 per kilowatt-hour. Any changes in the delivery service charge, SCRC, transition service charge, systems benefits charge, or any other charge between the estimated amounts in the First

DE 99-099
Order No. 23,550

Settlement Order and 24 months after Competition Day shall be applied as an equal change in the cost per kilowatt-hour for all rate classes to which they apply;

             (10) The Commission shall not order changes in the total rates of customers taking service under special contracts approved pursuant to RSA 378:18 for the duration of those special contracts in effect as of May 1, 2000. Special contract customers selecting option 2 of the Original Settlement Agreement shall have the energy charges under the contract reduced by the initial transition service price;

             (11) During any sale of electricity generation assets required by this settlement, neither PSNH, nor any affiliate of PSNH, nor any company that would become an affiliate of PSNH if an announced merger, acquisition or sale were to be consummated, may bid for those assets;

             (12) During any competitive bid process to determine a provider or providers of transition service, or of default service to any customer belonging to a rate class that at the time of service is eligible to receive transition service, neither PSNH, nor any affiliate of PSNH, nor any company that would become an affiliate of PSNH if an announced merger, acquisition or sale were to be consummated, may bid to provide such service;

             (13) The Commission shall administer the liquidation of any electricity generation assets required to be sold by the settlement. Any sale of assets located in the state of New Hampshire that are administered by the Commission pursuant to this paragraph shall be conducted in this state. The Commission shall select the independent, qualified asset sale specialist who will conduct the asset sale process. PSNH shall be allowed to comment prior to the selection of any such specialist;

DE 99-099
Order No. 23,550

             (14) The Commission shall administer any competitive bid process for transition service or default service required by the settlement;

             (15) Subject to the approval of the Federal Energy Regulatory Commission, in the event that the Commission either rejects a proposed sale of Seabrook, or fails to act on such application within 180 days after NAEC's proposed sale application is filed with the Commission, and the failure of the sale is through no fault of NU or PSNH, NAEC's return on equity shall be increased from 7 percent to 150 basis points more than the average 10-year Treasury bond yield for the preceding 6 months, but not less than 7 percent nor more than 11 percent, and then readjusted accordingly at the end of every 6 month period; and

             (16) This Finance Order shall not be final or effective until PSNH and NU have agreed to dismiss with prejudice on Competition Day PSNH's and NU's claims and causes of action in all pending litigation associated with the implementation of RSA Chapter 374-F, including civil action No. 97-97-JD (New Hampshire) / 97-121 L (Rhode Island).


APPROVAL REGARDING INVESTMENT IN NU MONEY POOL

         54. PSNH is authorized to invest in the NU Money Pool once the write-offs associated with the Conformed Settlement Agreement have been taken, and, accordingly, the restriction on such investment that was extended by the Commission in PSNH's most recent financing case, Docket No. DE 00-016, in Order No. 23,416, issued March 1, 2000, shall terminate upon the taking of such write-offs. This approval is subject to the provisions of RSA 365:28.

DE 99-099
Order No. 23,550

APPROVAL REGARDING APPLICATION OF RESTRUCTURING PAYMENTS BY NAEC

         55. Pursuant to Section VIII.K of the Conformed Settlement Agreement, NAEC is authorized to repay up to $135 million in First Mortgage Bonds and up to $200 million in Term Notes to most efficiently reduce its costs, and to issue a dividend to NU or repurchase NAEC common stock from NU.


                                    V. ORDER

BASED ON THE FOREGOING, IT IS HEREBY

         ORDERED, that PSNH's Petition for Issuance of a Finance Order is APPROVED, as modified by and subject to the terms of the Transaction Description contained herein, and consistent with the Findings and Approvals and Authorizations granted.

         By order of the Public Utilities Commission of New Hampshire this eighth day of September, 2000.


/s/ DOUGLAS L. PATCH       /s/ SUSAN S. GEIGER        /s/ NANCY BROCKWAY
------------------------   ------------------------   -------------------------
   Douglas L. Patch             Susan S. Geiger             Nancy Brockway
      Chairman                   Commissioner                Commissioner

Attested by:


/s/ DEBRA HOWLAND
------------------------
Debra Howland
Acting Executive Director

                                    EXHIBIT 1
                                 ALL-IN COST(11)


ALL-IN COST COMPUTATION:

The all-in cost will be the internal rate of return of the series of cashflows beginning with the initial principal balance, followed by the Periodic RRB Payment Requirement to be paid at each payment date. All computations will be based on a 30/360 day-count convention and semi-annual compounding.

                  (                    )
                  | p(t) + i(t) + f(t) |
       T          | ------------------ | - P = 0
[SYMBOL OMITTED]  |              (t)   |
      t=1         |     (      r )     |
                  |     | 1 + ---|     |
                  (     (      n )     )

For ALL-IN COST, solve for r.

r   = all-in cost
p   = scheduled principal payment
i   = scheduled interest payment
f   = overcollateralization (net of interest earnings) and fees and expenses
     (excluding servicing fees)
P   = initial issuance amount
t   = payment period (which, in the case of the first or last payment period, may be more or less than a full period)
T   = total number of payment periods
n   = number of payment periods in a year (e.g. for semiannual payments, n=2)


-----------------------------
         (11) The method herein for calculating all-in cost is consistent with the Conformed Settlement Agreement, in which the term "All-In Cost" is defined as "The cost of the RRBs, including the coupon rate, any discounts or premiums, ongoing fees, the overcollateralization account, [SPE] expenses, any letter of credit costs, but excluding servicing fees."

                                      1-1

ILLUSTRATIVE EXAMPLE:(12)

ASSUMPTIONS
Issuance amount:                                          $100mm
Issuance date:                                            1/1/2000
Final maturity:                                           1/1/2004
Payment dates:                                            January 1st every year
Coupon:                                                   7.5% per annum
Overcollateralization (net of interest earnings) and      $0.04mm
fees and expenses per annum (excluding servicing fees):



Principal Payment                             PRINCIPAL     PRINCIPAL ENDING
Schedule:              PAYMENT DATE       PAYMENT ($mm)        BALANCE ($mm)
                       =====================================================
                       Issuance date                 --                 100
                       1/1/2001                      10                  90
                       1/1/2002                      20                  70
                       1/1/2003                      30                  40
                       1/1/2004                      40                  --
                       ====================================================
                       Total                       $100


CALCULATION

                        (p) PRINCIPAL  (i) INTEREST   (f) OVERCOLLATERAL-
PAYMENT    (t) PAYMENT        PAYMENT       PAYMENT    IZATION, FEES, AND    (p)+(i)+(f)
DATE            PERIOD          ($mm)         ($mm)        EXPENSES ($mm)          ($mm)
========================================================================================
1/1/2001             1          10.00          7.50                 0.04           17.54
1/1/2002             2          20.00          6.75                 0.04           26.79
1/1/2003             3          30.00          5.25                 0.04           35.29
1/1/2004             4          40.00          3.00                 0.04           43.04
========================================================================================
Total                          100.00


                  (                    )
                  | p(t) + i(t) + f(t) |
       T          | ------------------ | - P = 0
[SYMBOL OMITTED]  |              (t)   |
      t=1         |     (      r )     |
                  |     | 1 + ---|     |
                  (     (      n )     )

         Payments are annual so n = 1.


-----------------------------
         (12) All numbers are for illustration purposes only.

                                       1-2

     17.54            26.79           35.29            43.04
               +               +               +                -    100   =  0
--------------     -----------     -----------      -----------
   (1+r) (1)         (1+r) (2)       (1+r) (3)        (1+r) (4)


Solve for r.

ALL-IN COST = R = 7.55%

                                      1-3

EXHIBIT 2
PRE-TAX REVENUE WACC

As used in this Finance Order, "Pre-Tax Revenue WACC" shall mean, as of any date, PSNH's "ROR" (rate of return) set forth in its most recent filing with the Commission pursuant to Docket No. IR 90-218, multiplied by the applicable "GRCF" (gross revenue conversion factor) filed with the Commission pursuant to Docket No. DR 97-059, calculated in accordance with the following example:(13)


CALCULATION OF ROR

                     3/31/99      3/31/00
 Capital            Beginning      End of
Structure           of Period      Period      Average              Embedded
(Average)             (000s)       (000s)       (000s)        %       Cost      ROR
----------------    ----------   ----------   ----------   ------     -----    -----
Long Term Debt      $  516,485   $  516,485   $  516,485    39.40%    8.24%    3.25%
Preferred Stock
Issued                  75,000       50,000       62,500     4.77%    9.54%    0.46%
Common Equity          701,652      761,821      731,737    55.83%    9.62%    5.37%
                    ----------   ----------   ----------   ------     -----    -----
Total
Capitalization      $1,293,137   $1,328,306   $1,310,722   100.00%             9.07%
                    ==========   ==========   ==========   ======              =====

-----------------------------
         (13) Although taken from PSNH's actual May 1, 2000 filing with the Commission pursuant to Docket No. IR 90-218, all numbers are for illustration purposes only.

                                      2-1

CALCULATION OF EMBEDDED COST

Total Cost of Long Term Debt        $42,539  /  $516,485          =  8.24%
Preferred Dividends Declared         $5,963  /  $ 62,500          =  9.54%
ROE Calculation                     $70,396  /  $731,737          =  9.62%

                              (Earnings for     (Average Common      (Net Income
                                    Common)     Equity)              ROE)(14)


CALCULATION OF PRE-TAX REVENUE WACC

                                                               Pre-Tax Revenue
                              ROR               GRCF                 WACC
                            -------           --------         ---------------
Long Term Debt               3.25%             1.0000               3.25%
Preferred Stock Issued       0.46%             1.5489               0.70%
Common Equity                5.37%             1.5489               8.32%

Total                                                               12.27%
                                                               ===============


PRE-TAX REVENUE WACC = 12.27%


-----------------------------
         (14) The "ROE Calculation" shall equal the lesser of (i) PSNH's actual ROE (as calculated above) and (ii) the 11.00% ROE allowed by the Commission in Docket No. DR 97-059.

                                      2-2

                                    EXHIBIT 3
                              WEIGHTED AVERAGE LIFE


WEIGHTED AVERAGE LIFE (WAL) COMPUTATION:

To calculate the WAL of the RRBs, sum the product of each principal payment with the number of days between the corresponding principal payment date and the RRB issuance date (based on a 360-day year and 30-day months). Then, divide this sum by the product of the total principal amount of the RRBs and 360 to calculate the WAL in years.


         T
  (SYMBOL OMITTED) ( p(t) (d(t) - I) )
       t = 1
WAL = -------------------------------
                  360P


p   = scheduled principal payment
d   = payment date
I   = issuance date
t   = payment period (which, in the case of the first or last payment period, may be more or less than a full period)
P   = initial issuance amount
T   = total number of payment periods

Note: (d(t)-I) represents days from and excluding issuance date (I) to and including payment date (d(t)), based on a 360-day year of twelve 30-day months.

ILLUSTRATIVE EXAMPLE:(15)

ASSUMPTIONS
Issuance amount:               $100mm
Issuance date:                 1/1/2000
Final maturity:                1/1/2010
Payment dates:                 January 1st every year

Principal Payment Schedule:
                                                   PRINCIPAL    PRINCIPAL ENDING
                               PAYMENT DATE    PAYMENT ($mm)       BALANCE ($mm)
                               =================================================
                               Issuance date               -                 100
                               1/1/2001                    5                  95
                               1/1/2002                    5                  90
                               1/1/2003                    5                  85
                               1/1/2004                    5                  80
                               1/1/2005                    5                  75
                               1/1/2006                   10                  65
                               1/1/2007                   10                  55
                               1/1/2008                   15                  40
                               1/1/2009                   20                  20
                               1/1/2010                   20                  --
                               =================================================
                               Total                    $100


-----------------------------
         (15) All numbers are for illustration purposes only.

                                       3-1

CALCULATION

                                            (d(t)-I) DAYS BETWEEN
PAYMENT    (t) PAYMENT   (p(t)) PRINCIPAL       ISSUANCE DATE AND
DATE            PERIOD      PAYMENT ($mm)            PAYMENT DATE   p(t)(d(t)-I)
================================================================================
1/1/2001             1                5                      360          1,800
1/1/2002             2                5                      720          3,600
1/1/2003             3                5                    1,080          5,400
1/1/2004             4                5                    1,440          7,200
1/1/2005             5                5                    1,800          9,000
1/1/2006             6               10                    2,160         21,600
1/1/2007             7               10                    2,520         25,200
1/1/2008             8               15                    2,880         43,200
1/1/2009             9               20                    3,240         64,800
1/1/2010            10               20                    3,600         72,000
================================================================================
Total                               100                                 253,800

      T
(SYMBOL OMITTED) (p(t) (d(t)-I))
     t=0                        5(360)+5(720)+5(1,080)+5(1,440)+5(1,800)+10(2,160)+10(2,520)+15(2,880)+20(3,240)+20(3,600)   253,800
WAL=------------------------- = ------------------------------------------------------------------------------------------ = -------
              360P                                                         360(100)                                           36,000

   = 7.05 YEARS

                                      3-2